Exhibit 10.3

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of September 10, 2015

among

QS WHOLESALE, INC.,

as the Borrower,

QUIKSILVER, INC.,

as Parent,

The Other Guarantors From Time to Time Party Hereto,

OCM FIE, LLC,

as Administrative Agent,

and

The Lenders Party Hereto

5.6	Litigation	63
5.7	No Default	64
5.8	Ownership of Property; Liens	64
5.9	Environmental Compliance	64
5.10	Insurance	65
5.11	Taxes	65
5.12	Plans	65
5.13	Subsidiaries; Equity Interests	66
5.14	Margin Regulations; Investment Company Act	67
5.15	Disclosure	67
5.16	Compliance with Laws	67
5.17	Intellectual Property; Licenses, Etc.	67
5.18	Labor Matters	67
5.19	Security Documents	68
5.20	[Reserved]	68
5.21	[Reserved]	68
5.22	Brokers	69
5.23	Customer and Trade Relations	69
5.24	Material Contracts	69
5.25	Casualty	69
5.26	Anti-Social Forces	69
5.27	Budget	70
5.28	Commercial benefit	70
5.29	No Immunity	70
5.30	Orders	70

ARTICLE VI AFFIRMATIVE COVENANTS		71
6.1	Financial Statements	71
6.2	Certificates; Other Information	72
6.3	Notices	74
6.4	Payment of Obligations	75
6.5	Preservation of Existence, Etc.	75
6.6	Maintenance of Properties	76
6.7	[Reserved	76
6.8	Maintenance of Insurance	76
6.9	Compliance with Laws	77
6.10	Books and Records	77
6.11	Inspection Rights	77
6.12	Use of Proceeds	78
6.13	Additional Loan Parties	78
6.14	Vendor Agreements	78
6.15	Information Regarding the Collateral	79
6.16	[Reserved]	79
6.17	Environmental Laws	79
6.18	Further Assurances	80
6.19	Use of Property; Post-Filing Pleadings	80
6.20	[Reserved]	80
6.21	Additional Information Obligations	80
6.22	Compliance with Terms of Leaseholds	81

ARTICLE VII NEGATIVE COVENANTS		81

7.1	Liens; Retention of Title, Constructive Transfers	81
7.2	Investments	82
7.3	Indebtedness	82
7.4	Fundamental Changes	82
7.5	Dispositions	82
7.6	Restricted Payments	82
7.7	Prepayments and Amendments with respect to other Indebtedness	82
7.8	Change in Nature of Business	83
7.9	Transactions with Affiliates	83
7.10	Burdensome Agreements	83
7.11	Use of Proceeds	84
7.12	Amendment of Material Documents	84
7.13	Fiscal Year; Accounting Policies	84
7.14	Limitation on the Creation of Subsidiaries	84
7.15	Chapter 11 Claims	84
7.16	Anti-Social Force	84
7.17	Revision of Orders; Applications to Bankruptcy Court	84
7.18	Prepetition Claims	84
7.19	Compliance with Budget	85
7.20	Use of Collateral	85
7.21	Bankruptcy Related Negative Covenants	86

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		87
8.1	Events of Default	87
8.2	Remedies Upon Event of Default	92
8.3	Application of Funds	93
8.4	Waivers By Loan Parties	94

ARTICLE IX AGENT AND LENDERS		94
9.1	Appointment and Authority	94
9.2	[Reserved]	95
9.3	Rights as a Lender	95
9.4	Exculpatory Provisions	95
9.5	Reliance by Agent	96
9.6	Delegation of Duties	96
9.7	Resignation of Agent	96
9.8	Non-Reliance on Agent and Other Lenders	97
9.9	[Reserved]	97
9.10	Administrative Agent May File Proofs of Claim	97
9.11	Collateral and Guaranty Matters	98
9.12	Notice of Transfer	99
9.13	Reports and Financial Statements	99
9.14	Agency for Perfection	99
9.15	Indemnification of Agent	100
9.16	Relation among Lenders	100
9.17	[Reserved]	100
9.18	Actions In Concert	100

ARTICLE X MISCELLANEOUS		100
10.1	Amendments, Etc.	100
10.2	Notices; Effectiveness; Electronic Communications	101

10.3	No Waiver; Cumulative Remedies	103
10.4	Expenses; Indemnity; Damage Waiver	103
10.5	Reinstatement; Payments Set Aside	105
10.6	Successors and Assigns	105
10.7	[Reserved]	108
10.8	Right of Setoff	108
10.9	Interest Rate Limitation	109
10.10	Counterparts; Integration; Effectiveness	109
10.11	Survival	109
10.12	Severability	110
10.13	[Reserved]	110
10.14	Governing Law; Jurisdiction; Etc.	110
10.15	Waiver of Jury Trial	111
10.16	No Advisory or Fiduciary Responsibility	111
10.17	USA PATRIOT Act Notice	112
10.18	Foreign Asset Control Regulations	112
10.19	[Reserved]	112
10.20	Time of the Essence	112
10.21	Foreign Subsidiaries	112
10.22	Press Releases	113
10.23	Additional Waivers	113
10.24	[Reserved]	114
10.25	No Strict Construction	114
10.26	Attachments	115
10.27	Conflict of Terms	115
10.28	Electronic Execution of Assignments and Certain Other Documents	115

SCHEDULES

1.2	Commitments and Applicable Percentages
5.1	Loan Parties’ Organizational Information
5.5	Material Indebtedness
5.8(b)(1)	Owned Real Estate
5.8(b)(2)	Leased Real Estate
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.18	Collective Bargaining Agreements
5.22	Brokers
7.1	Existing Liens
7.3	Existing Indebtedness
7.10	Burdensome Agreements
10.2	Administrative Agent’s Offices; Certain Addresses for Notices
EXHIBITS Form of
A	Borrowing Notice
B	Term Note
C	Budget
D	Assignment and Assumption
E	Joinder Agreement
F	Guarantee
G-1 – G-4	U.S. Tax Compliance Certificates
H	Interim Order
I	Plan Sponsor Agreement

The Loans hereunder have been issued with original issue discount for United States federal income tax purposes (“OID”). The issue price, the amount of OID, the issue date and the yield to maturity may be obtained by contacting the Chief Financial Officer of the Borrower at 5600 Argosy, Bldg. #100, Huntington Beach, CA 92649.

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of September 10, 2015 by and among QS WHOLESALE, INC., a California corporation (the “Borrower”); QUIKSILVER, INC., a Delaware corporation (“Parent”); the other “Guarantors” party hereto; each lender from time to time party hereto (the “Lenders”); and OCM FIE, LLC, as Administrative Agent.

PRELIMINARY STATEMENTS

On September 9, 2015 (the “Petition Date”), the Loan Parties (the “Debtors”) filed a voluntary petition for relief (collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Debtors are continuing in the possession of their assets and continuing to operate their respective businesses and manage their respective properties as debtors and debtors in possession under Sections 1107(a) and 1108 of the Bankruptcy Code. The Borrower has requested, and the Lenders have agreed to make available to the Borrower, (a) on the date of entry of the Interim Order (the “Interim Order Date”) or within one Business Day thereafter, a single term loan in order to provide the Borrower and the other Debtors with additional working capital and (b) an additional multi-draw term loan facility in order to fund (i) the continued operation of the Debtors’ businesses as debtors and debtors in possession under the Bankruptcy Code, (ii) additional working capital for the Borrower and its subsidiaries (subject to the limitations set forth herein) and (iii) certain fees, costs and expenses associated with the consummation of the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

To provide security for the repayment of all obligations of the Loan Parties hereunder and under the other Loan Documents, each of the Debtors will provide to the Agent (for the benefit of the Secured Parties) the following (as more fully described herein):

(a) pursuant to Section 364(c)(1) of the Bankruptcy Code and the Orders (as defined herein), as applicable, a DIP Superpriority Claim in the Cases and any Successor Cases (without the need to file a proof of claim) for all of the Obligations with priority over any and all administrative expense claims and unsecured claims of any entity against the Debtors or their estates, including, without limitation, any claims specified in or ordered pursuant to Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(a), 507(b) (except as set forth in the Orders), 546(c), 546(d), 726 (to the extent permitted by law), 1113, and 1114 or any other provisions of the Bankruptcy Code, which shall at all times be senior to the rights of the Debtors and their estates, and any successor trustee or other estate representative, subject only to Permitted Encumbrances (as defined herein) and the Carve-Out (as defined herein),

(b) pursuant to Section 364(c)(2) of the Bankruptcy Code and the Orders, as applicable, an automatically perfected, valid, enforceable, unavoidable, and first-priority security interest and Lien on all Collateral and assets of the Borrower and the other Loan Parties of any kind (including, subject to the entry of the Final Order, the proceeds of Avoidance Actions), whether now existing or hereafter acquired that is not subject to a valid, perfected, and non-avoidable lien in existence on the Petition Date, which first-priority liens and security interests shall be perfected without necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents, subject only to Permitted Encumbrances and the Carve-Out,

(c) pursuant to Section 364(c)(3) of the Bankruptcy Code and subject to clause (d) below, an automatically valid, enforceable, unavoidable and perfected Lien on the property of the Borrower and the other Loan Parties as more fully described herein subject to (i) unavoidable valid and perfected Liens in existence at the time of the commencement of the Cases, (ii) unavoidable valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (the Liens described in clause (i) above and this clause (ii), being “Existing Liens”), other than with respect to the Primed Liens (as defined herein), (iii) Permitted Encumbrances permitted to be entered into hereunder and (iv) the Carve-Out, and

(d) pursuant to Section 364(d)(1) of the Bankruptcy Code and the Orders, as applicable, be secured by an automatically perfected, first priority, valid, enforceable, unavoidable and, senior, priming Lien on all the property of the Borrower and the other Loan Parties of any kind that secure obligations under the Existing Senior Secured Indenture and any Liens that are junior to such Liens, all of which existing Liens (the “Primed Liens”) shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens arising after the commencement of the Cases to provide adequate protection in respect of any Primed Liens, subject only to Priority Permitted Encumbrances and the Carve-Out.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“7.875% Senior Secured Notes” means the 7.875% senior secured notes due 2018 issued by Parent and guaranteed by certain of its Subsidiaries pursuant to the Existing Senior Secured Indenture.

“Acceptable Chief Restructuring Officer” means Stephen Coulombe of FTI Consulting or a replacement thereof acceptable to the Required Lenders.

“Acquisition” means, with respect to any Person, (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of Store locations of any Person (which, for the avoidance of doubt, shall exclude leasehold improvements and Store build-outs) for which the aggregate consideration payable in connection with such acquisition is $500,000 or more in any single transaction or $1,000,000 or more in the aggregate during the Availability Period, in each case in any transaction or group of transactions which are part of a common plan.

“Administrative Agent” means OCM FIE, LLC, in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent or collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iii) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent Parties” has the meaning specified in Section 10.2(c).

“Agent” means the Administrative Agent.

“Aggregate Commitments” means, with respect to any Lender, the aggregate Commitments of such Lender, and with respect to all Lenders, the aggregate Commitments of all Lenders. The Aggregate Commitments shall be automatically and permanently reduced without further action on a dollar for dollar basis by the aggregate principal amount of Term Loans advanced under this Agreement from time to time. Once repaid, Term Loans may not be reborrowed. As of the Effective Date (and immediately prior to the making of the Interim Order Date Term Loan), the Aggregate Commitments are $115,000,000 (which amount includes, for the avoidance of doubt, $25,000,000 in aggregate principal amount of Commitments with respect to Supplemental Term Loans that shall be available to the Borrower only upon satisfaction of the Supplemental Term Loan Conditions).

“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Credit Agreement.

“Americas/Foreign Consolidated” means, when used to modify a financial term, test, statement, or report of the Parent, the application or preparation of such term, test, statement or report (as applicable) based upon the financial condition or operating results of the Americas/Foreign Subsidiaries, calculated or prepared (as the case may be) as if such entities were a consolidated group.

“Americas/Foreign Subsidiaries” means, collectively, the Americas Subsidiaries, each Australian Subsidiary and each Japanese Subsidiary.

“Americas Subsidiaries” means, collectively, (a) each direct or indirect Domestic Subsidiary of the Parent; (b) each Canadian Subsidiary; (c) Quiksilver Industria e Comercio de Artigos Esportivos Ltda., (d) Quiksilver Mexico, S. de R. L. de C.V.; (e) Quiksilver Mexico Service, S. de R. L. de C.V.; and (f) Consultoria en Ventas Gama, S. de R.L. de C.V.

“Anti-Social Force” has the meaning specified in Section 5.26.

“Applicable Rate” means 12% per annum.

“Applicable Percentage” means for each Lender that percentage (carried out to the ninth decimal place) which the sum of its Commitments represents of the Aggregate Commitments at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.2 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) a Lender Affiliate of a Lender or (c) an entity or Lender Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Lender Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D (Assignment and Assumption), as applicable, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, subject to the provisions of Section 1.3(a), (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended October 31, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Australian Subsidiary” means any Subsidiary that is organized under the laws of Australia or any province or territory thereof.

“Availability Period” means the period from and including the Effective Date through the Termination Date.

“Avoidance Actions” means any causes of action under chapter 5 of the Bankruptcy Code.

“Bank of America” means Bank of America, N.A., a national banking association, its global branches and Affiliates, and its successors.

“Bank Products” means any services or facilities provided to any Loan Party by the Administrative Agent, any Lender or any of their respective Lender Affiliates, excluding Credit Extensions and Cash Management Services but including, without limitation, on account of (a) Swap Contracts, (b) leasing, and (c) supply chain finance services.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, and (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated.

“Big Wave” means OCM Big Wave LLC, a Delaware limited liability company.

“Boardriders Waiver” means the waiver and support agreements executed by certain holders of the Boardriders Notes.

“Boardriders Notes” means the 8.875% senior unsecured notes due December 15, 2017 issued pursuant to the Boardriders Notes Indenture.

“Boardriders Notes Indenture” means that certain indenture dated December 15, 2010 among Boardriders S.A., a company incorporated pursuant to the laws of the Grand Duchy of Luxembourg, as issuer, the Borrower, as a guarantor thereunder, Deutsche Trustee Company Limited as trustee (or any successor trustee thereof) and certain other parties.

“Boardriders Notes Trustee” means Deutsche Trustee Company Limited (or any successor trustee).

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means any borrowing hereunder consisting of Term Loans made to or for the benefit of the Borrower.

“Borrowing Notice” has the meaning set forth in Section 2.2(a).

“Budget” means the cash flow forecast attached hereto as Exhibit C, with such adjustments thereto as are approved in writing by the Required Lenders in their sole discretion (including without limitation the approval, if and when so granted, of a revised Budget proposed pursuant to Section 6.1(e)); provided, that in the event that the Borrower requests a Supplemental Term Loan and the Supplemental Term Loan Conditions have been met, the Budget shall be deemed to have been adjusted to incorporate the borrowing of such Supplemental Term Loan and the use of proceeds thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close in New York City.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” means, collectively: (i) all unpaid fees required to be paid by the debtors to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. § 1930(a) plus interest pursuant to 31 U.S.C. § 3717; (ii) all reasonable and documented fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not to exceed $50,000; (iii) to the extent allowed at any time, all accrued and unpaid reasonable and documented fees, disbursements, costs, and expenses incurred at any time before or on the first business day following delivery by the Administrative Agent or the Required Lenders of a Carve-Out Trigger Notice by any professionals or professional firms retained by the Borrower or the Committee, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) after the first business day following delivery by the Administrative Agent or the Required Lenders of the Carve-Out Trigger Notice, to the extent allowed at any time, all reasonable and documented unpaid fees, disbursements, costs, and expenses incurred by professionals or professional firms retained by the Borrower or any Committee in an aggregate amount not to exceed the Post-Carve-Out Trigger Notice Cap.

“Carve-Out Trigger Notice” means a written notice delivered by the Administrative Agent or the Required Lenders (which delivery may be made by any electronic method of transmission) to the Borrower and its counsel, the United States Trustee, and lead counsel to any Committee, which notice may be delivered following the occurrence and continuance of an Event of Default, and stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

“Cash Equivalent” means an Investment of any type specified in clauses (a) through (h) in the definition below of the term “Permitted Investment”.

“Cash Management Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Required Lenders, (i) approving and authorizing the Loan Parties to use existing cash management system, (ii) authorizing and directing banks and financial institutions to honor and process checks and transfers, (iii) authorizing continued use of intercompany transactions, (iv) waiving requirements of Section 345(b) of the Bankruptcy Code and (v) authorizing the Loan Parties to use existing bank accounts and existing business forms.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Administrative Agent or any Lender or any of their respective Lender Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards and (f) credit or debit card products.

“Cases” has the meaning set forth in the recitals to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CFC” means (a) a Subsidiary that is a controlled foreign corporation under Section 957 of the Code, (b) a Subsidiary substantially all of whose assets consist of Equity Interests in Subsidiaries described in clause (a) of this definition, or (c) a Subsidiary treated as disregarded for United States federal income tax purposes that owns more than 65% of the voting Equity Interests of a Subsidiary described in clauses (a) or (b) of this definition.

“Champs-Élysées Lease” means the lease agreement for the Store located at 30-32 Av. des Champs-Élysées, 75008 Paris.

“Change in Law” means the occurrence, after the date of this Agreement, (or with respect to any Lender, if later, the date upon which such Person becomes a Lender) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, requiring compliance by any Secured Party (or any lending office of such Secured Party or by such Secured Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. A Change in Law shall not include the application or effect of any regulations promulgated and any interpretation or other guidance issued in connection with Sections 1471 or 1472 of the Code.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) Rhône Capital L.P. and its Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any “change in control” as defined in any document governing Material Indebtedness of any Loan Party; or

(d) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than (i) the Liens in favor of any Agent under the Security Documents, (ii) the DIP ABL Agent and the DIP ABL Lender under the DIP ABL Documents to the extent permitted pursuant to clause (n) of the definition of “Permitted Encumbrances” and (iii) the Existing Senior Secured Note Liens to the extent permitted pursuant to clause (p) of the definition of “Permitted Encumbrances”).

“Chief Restructuring Officer” has the meaning set forth in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, each as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property of any Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent (for the benefit of itself and the other Secured Parties).

“Commitment” means, as to each Lender, its commitment to provide Term Loans under this Agreement. Each Lender’s Commitment amounts are set forth on Schedule 1.2. The Commitment of each Lender shall be automatically and permanently reduced without further action on a dollar for dollar basis by the aggregate principal amount of Term Loans advanced under this Agreement by such Lender from time to time. Once repaid, Term Loans may not be reborrowed.

“Committee” means an official committee of unsecured creditors appointed in the Cases pursuant to section 1102 of the Bankruptcy Code.

“Committee Investigation Budget” has the meaning given such term in Section 7.20(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor Law.

“Connection Income Tax” means Other Connection Taxes that are imposed or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means (a) actual written consent given by a Lender from whom such consent is sought; or (b) the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice that such Lender objects to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Term Loan.

“Debtors” has the meaning set forth in the recitals hereto.

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal the Applicable Rate plus two percent (2%) per annum.

“DIP ABL Agent” means Bank of America, in its capacity as administrative agent and collateral agent under the DIP ABL Facility or any successor administrative agent or collateral agent.

“DIP ABL Claims” means those Obligations pursuant to the DIP ABL Facility.

“DIP ABL Documents” means the “Loan Documents” as defined in the DIP ABL Facility.

“DIP ABL Facility” means that certain Second Amended and Restated Senior Secured Super-Priority Debtor-in-Possession Credit Agreement by and among Parent, QS Wholesale, Inc., as lead borrower, the other “Borrowers” party thereto, the “Guarantors” party thereto, the DIP ABL Lenders and the DIP ABL Agent.

“DIP ABL Lenders” means the lenders under the DIP ABL Facility.

“DIP ABL Liens” means those Liens granted to the DIP ABL Agent pursuant to the DIP ABL Facility to secure the DIP ABL Claims.

“DIP ABL Priority Collateral” has the meaning given to “Revolving Credit Priority Collateral” in the Intercreditor Agreement.

“DIP ABL Termination Date” has the meaning given to the term “Termination Date” in the DIP ABL Facility.

“DIP Superpriority Claim” means the allowed superpriority administrative expense claim granted to the Secured Parties in each of the Cases and any Successor Cases pursuant to Section 364(c)(1) of the Bankruptcy Code for all of the Obligations with priority over any and all administrative expense claims and unsecured claims against the Debtors or their estates in any of these Cases and any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including administrative expenses of the kinds specified in or ordered pursuant to Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(a), 507(b) (except as set forth in the Orders), 546(c), 546(d), 726 (to the extent permitted by law), 1113, and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, which shall at all times be senior to the rights of the Debtors and their estates, and any successor trustee or other estate representative; provided, however, that the DIP Superpriority Claim shall, subject to the Final Order, attach to the proceeds of Avoidance Actions; provided, further, that the DIP Superpriority Claim shall be subject to Permitted Encumbrances and the Carve-Out.

“Disclosure Statement” has the meaning set forth in Section 8.1(u)(iv).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the any Loan Party may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“E-Commerce Agreement” means that certain Amended and Restated E-Commerce Agreement dated as of September 6, 2011 by and between QS Retail, Inc. and GSI.

“Effective Date” means the first date on which the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived by the Lenders.

“Eligible Assignee” means (a) a Lender or any of its Lender Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Lender Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Required Lenders (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of its Subsidiaries or other Affiliates.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environmental Laws” means any and all federal, state, provincial, territorial, municipal, local, and foreign statutes, laws, regulations, ordinances, final and enforceable rules, judgments, orders, decrees or governmental restrictions governing pollution and the protection of the environment or the release of any materials into the environment, including those governing Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement imposing liability under Environmental Law or for Hazardous Materials.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equipment” shall mean “equipment”, as defined in the UCC, and shall also mean all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Loan Party’s (or any applicable Subsidiary’s) business, and any and all accessions or additions thereto, and substitutions therefor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Domestic Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Domestic Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“European Subsidiary” means any Subsidiary of the Parent organized under the laws of any European Governmental Authority.

“Event of Default” has the meaning specified in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) in which such Recipient is organized, has its principal office, or in which it is otherwise doing business or, in the case of any Lender, the jurisdiction (or any political subdivision thereof) in which its Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of (A) a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or, if such Lender is an intermediary or partnership, the later of the date on which such Lender acquires such interest in the Loan or Commitment and the date on which the relevant beneficiary, partner or member of such Lender becomes such a beneficiary, partner or member or (ii) such Lender changes its Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment) to receive additional amounts from the Loan Parties with respect to such withholding, pursuant to Section 3.1(a)(ii), (B) the Administrative Agent or other Recipient of a payment by or on account of any obligation or any Loan Party under any Loan Document, any withholding tax that is imposed on amounts payable to such Person at the time such Person becomes a party to this Agreement (or changes its Lending Office), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1(e), and (d) any withholding Taxes imposed pursuant to FATCA. For the avoidance of doubt, any Participant that is entitled to the benefits of Section 3.1(a) shall be treated as a Lender for purposes of this defined term.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing ABL Agent” means Bank of America, N.A., as agent pursuant to the Existing ABL Credit Agreement, and any successor thereto.

“Existing ABL Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 24, 2013 by and among Parent, QS Wholesale, Inc., certain other domestic, Canadian, Australian, and Japanese subsidiaries of Parent, and Bank of America, N.A., as agent.

“Existing ABL Credit Agreement Collateral Account” means a funded escrow account in the sum of $250,000 established under the Orders to secure any contingent indemnification obligations under the Existing ABL Credit Agreement.

“Existing ABL Lenders” means the lenders under the Existing ABL Credit Agreement.

“Existing ABL Liens” means the Liens granted on the “Collateral” (as defined in the Existing ABL Credit Agreement) in favor of the Existing ABL Agent securing the Existing ABL Obligations.

“Existing ABL Obligations” means all outstanding amounts of the loans provided under the Existing ABL Credit Agreement as of the Petition Date.

“Existing Liens” shall have the meaning set forth in the recitals hereto.

“Existing Senior Secured Indenture” means that certain Indenture dated July 16, 2013, pursuant to which Parent, as issuer, issued $280,000,000 in aggregate initial principal amount of 7.875% senior secured notes due 2018, with U.S. Bank National Association, as trustee and collateral agent.

“Existing Senior Secured Note Collateral Agent” means U.S. Bank National Association.

“Existing Senior Secured Note Documents” means the “Notes Documents” as defined in the Existing Senior Secured Indenture.

“Existing Senior Secured Note Liens” means the “Note Liens” in favor of the Existing Senior Secured Note Collateral Agent, as defined in the Existing Senior Secured Indenture.

“Existing Senior Secured Note Obligations” means all “Note Obligations” as defined in the Existing Senior Secured Indenture.

“Existing Senior Secured Noteholders” means the holders of the 7.875% Senior Secured Notes.

“Facility Guaranty” means a Guarantee of the Obligations made by a Guarantor which is a in favor of the Administrative Agent, in substantially the form attached hereto as Exhibit F or otherwise in form reasonably satisfactory to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements related thereto, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Final Order” means an order or judgment as entered on the docket of the Bankruptcy Court with respect to the Cases substantially in the form of the Interim Order, with only such modifications as are satisfactory in form and substance to the Required Lenders, which order shall (x) have been entered on such prior notice to such parties as may be satisfactory to the Required Lenders and (y) not have been vacated, reversed, modified, amended or stayed.

“Final Order Date” means the date of the entry of the Final Order.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on October 31st of any calendar year.

“Foreign Assets Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Plans” has the meaning set forth in Section 5.12(e).

“Foreign Subsidiary” means each Subsidiary other than a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that, (a) with respect to Foreign Subsidiaries of Parent organized under the laws of Canada, or any province or territory thereof, unless GAAP is being applied, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made, (b) with respect to the Foreign Subsidiaries of the Parent incorporated in Australia, unless GAAP is being applied, “GAAP” shall mean the generally accepted accounting principles, standards and practices in Australia, and (c) with respect to the Foreign Subsidiaries of the Parent incorporated in Japan, unless GAAP is being applied, “GAAP” shall mean the generally accepted accounting principles, standards and practices in Japan.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state, local, provincial, territorial or municipal and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GSI” means GSI Commerce Solutions, Inc.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for the payment of money for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means with respect to all Obligations, the Debtors (other than the Borrower).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means Q. S. Optics, Inc., a California corporation.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under applicable Law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning specified in Section 10.4(b).

“Intellectual Property” means all: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, designs, logos, slogans, indicia of origin and other source identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs), unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; any Loan Party’s rights in any license agreements related to any of the foregoing and income therefrom; intellectual property rights in books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data and databases; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means, as applicable, the Intellectual Property Security Agreement dated as of the Effective Date among the applicable Loan Parties and the Administrative Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, between the Administrative Agent and the DIP ABL Agent.

“Interest Payment Date” means the last Business Day of each calendar month.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Interim Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court with respect to the Cases substantially in the form of Exhibit H hereto and otherwise acceptable to the Required Lenders and Administrative Agent, approving, inter alia, this Agreement and the other Loan Documents, and (a) authorizing the incurrence by the Loan Parties of interim secured indebtedness in accordance with this Agreement, (b) approving the indefeasible repayment of the Prior Indebtedness as described herein, (c) approving the payment by the Loan Parties of the fees and other amounts contemplated by this Agreement, and (d) providing adequate protection to the Existing Senior Secured Noteholders in a manner satisfactory to the Required Lenders, which order shall not have been vacated, reversed, modified, amended or stayed.

“Interim Order Intercompany Loans” means the intercompany loans advanced by the Borrower to the Japanese Borrower (as defined in the DIP ABL Documents) on the Interim Order Date in the original principal amounts sufficient to pay off loans outstanding under the Existing ABL Credit Agreement that are not held by the DIP ABL Lenders. Each Interim Order Intercompany Loan shall (i) be secured (pursuant to documentation to be delivered after the Effective Date pursuant to Section 6.18(c)) by substantially all of the assets of the borrower and any guarantor thereof (it being understood, that any guarantor of Japanese Loans (as defined in the Existing ABL Credit Agreement) shall guarantee any secured intercompany loan made to the Japanese Borrower (as defined in the Existing ABL Credit Agreement), (ii) not include any scheduled or mandatory payments prior to the maturity or acceleration thereof, (iii) accrue interest at 5% per annum, all paid-in-kind on quarterly (and compounding) basis, (iv)

have a maturity of not less than one (1) year from the Interim Order Date, (v) have no covenants other than the agreement to repay the loan on the maturity date and grant the security, on a post-closing basis, contemplated by clause (i), (vi) be cross-defaulted to an event of default under this Agreement; (vii) provide that the exercise of any rights or remedies of the secured lender shall be subject to the consent of the Administrative Agent; (viii) be pledged as security for the Obligations in a manner satisfactory to the Administrative Agent; and (ix) not be amended, modified or or accelerated without the consent of the Administrative Agent.

“Interim Order Period Cap Amount” means $70,000,000.

“Interim Order Date” has the meaning set forth in the recitals hereto.

“Interim Order Date Term Loan” shall have the meaning set forth in Section 2.1(a).

“Interim Order Date Term Loan Amount” means $60,000,000.

“Interim Order Period” means the period of time from the time at which the Bankruptcy Court enters the Interim Order until the time at which the Bankruptcy Court enters the Final Order.

“Inventory” means all “inventory” as defined in the UCC and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or Equity Interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means “IP Collateral”, as such term is defined in the Intellectual Property Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit E (Joinder Agreement), or such other form as is reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as applicable.

“Laws” means each international, foreign, federal, state, provincial, territorial, municipal and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any written agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning set forth in the preamble hereto.

“Lender Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to such Persons under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral as well as the collection or other disposition of any of the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any Term Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, the Security Documents, each Facility Guaranty and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith.

“Loan Parties” means, collectively, the Borrower and the Guarantors. “Loan Party” means any one of such Persons.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents to which it is a party. In determining whether any individual event would result in a Material Adverse Effect for the purposes of determining compliance with any representation, warranty, covenant or event of default under this Agreement, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events subject to such representation, warranty, covenant or event of default would result in a Material Adverse Effect. Notwithstanding anything herein to the contrary, the act of filing the Cases shall not in itself constitute a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party, the breach or termination of which would (or would be reasonably likely to) result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $10,000,000 (including, for purposes of calculating such amount, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement). Without limitation of the foregoing, the Indebtedness under the Boardriders Notes and any credit facility in favor of any European Subsidiary in an aggregate principal amount exceeding $10,000,000 (if any Loan Party is an obligor thereunder, whether as a guarantor or otherwise) shall be deemed Material Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.

“Maturity Date” means February 8, 2016.

“Maximum Rate” has the meaning provided in Section 10.9.

“Measurement Period” means, at any date of determination, the twelve (12) Fiscal Months most recently ended for which financial statements are available.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means:

(a) with respect to any Disposition by any Loan Party described in clause (b), (h) or (p) of the definition of “Permitted Disposition”, the excess, if any, of (i) the sum of cash and cash equivalents received by any Loan Party in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than another Loan Party or an Affiliate of any Loan Party), (C) any taxes paid or amounts provided as a funded reserve to pay taxes not then due but reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Proceeds), and (D) any funded reserve for any amounts reasonably estimated to be payable for adjustments in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by any Loan Party or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that in the case of clauses (C) and (D) any amounts in the funded reserve accounts in excess of the amounts ultimately determined to be necessary to pay the obligations described therein shall constitute Net Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received by any Loan Party in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket fees and expenses, incurred by such Loan Party in connection therewith to third parties (other than another Loan Party or an Affiliate of any Loan Party).

“Non-U.S. Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.

“Note” means a Term Note.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Office Campus” means the real property located in Saint-Jean-de-Luz, France and owned in fee simple by a Foreign Subsidiary.

“Orders” means, collectively, the Interim Order and the Final Order.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; (d) with respect to any unlimited liability company, the memorandum of association and articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (e) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests.

“Organized Crime Group Member Etc.” has the meaning specified in Section 5.26.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6) or with respect to a participation.

“Overnight Rate” means, for any day, an overnight rate determined by the Administrative Agent as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.6(e)(i).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” means (a) the payment in full in cash of all Obligations and (b) the termination of all Commitments hereunder. The term “Paid in Full” shall have a correlative meaning.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate has maintained, contributed to, or been obligated to make contributions during the preceding five plan years and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Disposition” means each of the following:

(a) Dispositions of Inventory in the ordinary course of business solely for cash consideration;

(b) bulk sales or other Dispositions of the Inventory or any other asset of any Loan Party or any Subsidiary solely for cash consideration in connection with Store closings, at arm’s length, provided, that, unless otherwise approved by Required Lenders, (1) (x) all such bulk sales or Dispositions shall be consistent with the Budget and (2) notwithstanding anything to the contrary contained herein, (y) there shall not be more than 30 Store closures during the term of this Agreement and (z) any such Store closures shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Required Lenders;

(c) licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, in each case, subject to any rights of the Administrative Agent to use such Intellectual Property pursuant to any Loan Document or agreement with any Affiliate of a Loan Party;

(d) licenses for the conduct of licensed departments within any Loan Party’s or Subsidiary’s Stores in the ordinary course of business; provided that, in the case of any Loan Party, if requested by the Administrative Agent, the applicable Loan Party shall have used commercially reasonable efforts to cause the Person operating such licensed department to enter into an intercreditor agreement with the Administrative Agent, on terms and conditions reasonably satisfactory to the Administrative Agent;

(e) Dispositions of Equipment and other assets (including abandonment of or other failures to maintain, preserve, renew, protect or keep in full force and effect Intellectual Property) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f) Dispositions among the Loan Parties (other than any Disposition to an Immaterial Subsidiary);

(g) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) Dispositions of the Office Campus in connection with a sale-leaseback transaction on terms reasonably acceptable to the Required Lenders, provided that the Indebtedness deemed to arise therefrom is permitted under clause (k) of the definition of “Permitted Indebtedness”;

(i) Dispositions consisting of the compromise, settlement or collection of Accounts receivable in the ordinary course of business, consistent with past practices;

(j) leases, subleases, space leases, licenses or sublicenses of Real Estate (and terminations of any of the foregoing), in each case in the ordinary course of business and which do not interfere with the business of the Parent and its Subsidiaries, taken as a whole;

(k) Dispositions of cash, cash equivalents and Permitted Investments described in clauses (a) through (h) of the definition of “Permitted Investments” contained in this Agreement, in each case on ordinary business terms and, to the extent constituting a Disposition, the making of Permitted Investments;

(l) any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate;

(m) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(n) to the extent constituting a Disposition, (i) transactions permitted by Section 7.04, (ii) Restricted Payments permitted by Section 7.06 and (iii) Liens permitted by Section 7.01;

(o) Dispositions of the Champs-Élysées Lease for fair market cash consideration on terms reasonably acceptable to the Required Lenders;

(p) other Dispositions (other than Dispositions of Intellectual Property) at fair market value for consideration not exceeding $7,500,000 in the aggregate during the term of this Agreement so long as no Event of Default has occurred and is continuing or would immediately result therefrom;

(q) early termination of leases or subleases consistent with the Budget;

(r) Dispositions of assets related to the “Ampla” brand; and

(s) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property.

“Permitted Encumbrances” means any of the following:

(a) Liens imposed by law for Taxes that are not yet due or constitute prepetition claims;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, movables seller’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or constitute prepetition claims;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA or any other applicable Law relating to Plans;

(d) deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that do not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent, the other Loan Parties and their Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Parent and its Americas/Foreign Subsidiaries, taken as a whole;

(g) Liens existing on the date hereof and listed on Schedule 7.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than after-acquired property affixed or incorporated thereto and proceeds or products thereof, (ii) the amount secured or benefited thereby is not increased except to the extent permitted hereunder, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted hereunder;

(h) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition (other than refinancing thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties (other than replacements thereof and additions and accessions to such property and the proceeds and the products thereof); provided that individual financings of Equipment provided by one lender may be cross-collateralized with other financings of Equipment provided by such lender;

(i) Liens in favor of the Administrative Agent under the Security Documents for its own benefit and the benefit of the other Secured Parties, as applicable;

(j) landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such Liens (i) attach only to such Investments or other Investments held by such broker or dealer and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens (if any) arising from precautionary UCC filings, PPSA filings or similar filings regarding “true” operating leases, or the consignment of goods to a Loan Party or any Subsidiary;

(n) DIP ABL Liens in favor of the DIP ABL Agent; provided that such DIP ABL Liens are subject to the terms and conditions of the Intercreditor Agreement;

(o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) Existing Senior Secured Note Liens provided that such Existing Senior Secured Note Liens are subordinate in priority to the Liens granted under the Loan Documents in all respects;

(q) leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(r) any interest or title of a licensor, sublicensor, lessor or sublessor under licenses, leases, sublicenses, or subleases entered into by the Parent or any of its Subsidiaries in the ordinary course of business provided such interest or title is limited to the property that is the subject of such transaction;

(s) Liens in respect of the licensing and sublicensing of Intellectual Property in the ordinary course of business;

(t) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Parent or any of its Subsidiaries;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(v) Liens securing the Carve-Out;

(x) Priority Permitted Encumbrances;

(y) Liens securing Indebtedness of Foreign Subsidiaries in existence on the Petition Date or securing Indebtedness permitted pursuant to clause (k) of the definition of “Permitted Indebtedness”; provided that no such Liens encumber any assets of any Loan Party;

(z) Liens on the Office Campus in connection with a sale-leaseback thereof, provided that the Indebtedness deemed to arise therefrom is permitted under clause (k) of the definition of “Permitted Indebtedness”;

(aa) other Liens securing obligations in an aggregate outstanding principal amount not to exceed $7,500,000 at any time outstanding; provided that post-petition Liens permitted hereby may not secure more than $500,000 aggregate principal amount of Indebtedness or other Obligations at any time outstanding and no such Lien shall have priority senior to, or be pari passu with, the Liens securing the Obligations or the DIP ABL Liens; and

(bb) Liens securing the Interim Order Intercompany Loans (in accordance with the definition thereof).

“Permitted Indebtedness” means, without duplication, each of the following:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.3;

(b) Indebtedness of (i) any Loan Party to any other Loan Party (other than an Immaterial Subsidiary), (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) of any Subsidiary that is not a Loan Party to any Loan Party (other than an Immaterial Subsidiary) (it being understood that any Indebtedness under clause (iii) shall require a corresponding exception under the definition of “Permitted Investments”);

(c) purchase money Indebtedness of any Loan Party or any Subsidiary to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, however, that any such obligations that were not in existence as of the Petition Date shall not exceed $1,000,000 aggregate principal amount at any time outstanding;

(d) the Boardriders Notes in the aggregate principal amount outstanding as of the Petition Date;

(e) Indebtedness in respect of performance bonds, bid bonds, customs and appeal bonds, surety bonds, performance and completion guarantees and similar obligations related thereto, in each case provided in the ordinary course of business;

(f) the DIP ABL Claims in a maximum aggregate principal amount not to exceed $60,000,000;

(g) [reserved];

(h) the Existing Senior Secured Note Obligations;

(i) the Obligations;

(j) unsecured Guarantees by the Parent in connection with Indebtedness of any Foreign Subsidiaries of the Parent in existence as of the Petition Date;

(k) other Indebtedness of all Foreign Subsidiaries in an aggregate principal amount not to exceed the sum of (x) €90,000,000 minus (y) Investments made pursuant to clause (q) of the definition of “Permitted Investments”, in each case, incurred on market terms (as reasonably determined by the Borrower) at any time outstanding (provided however that no such Indebtedness may include any prepayment premium, back-end fee or similar item in excess of 1% of the principal amount of such Indebtedness);

(l) (i) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with Permitted Dispositions; and (ii) Indebtedness consisting of obligations of any Loan Party or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment;

(m) Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business of any Loan Party or any Subsidiary;

(n) Guarantees (i) of any Indebtedness of any Loan Party or any Subsidiary thereof described in clause (a) hereof, (ii) by any Loan Party of any Indebtedness of another Loan Party permitted hereunder, (iii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted pursuant to Section 7.2, and (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party;

(o) the Interim Order Intercompany Loans in an aggregate principal amount not to exceed the amount specified in the definition of such term plus any interest paid-in-kind thereon;

(p) Indebtedness consisting of obligations of any Loan Party or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment to the extent permitted under Section 7.2;

(q) obligations in respect of Bank Products and Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case, to the extent permitted by the Cash Management Order;

(r) Indebtedness incurred by any Loan Party or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any such Indebtedness of a Loan Party shall be unsecured;

(s) without duplication of any Indebtedness described in clause (a) through (r) above, other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding (provided, that this clause (s) shall not be used by any Loan Party to extend any credit to any Immaterial Subsidiary);

(t) [reserved]; and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

Notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of Indebtedness that is incurred under clause (k) above in any currency other than Euros shall be determined based on currency exchange rates as of the date of incurrence and the limit set forth in clause (k) above will not be deemed to have been exceeded solely as a result of fluctuations in currency exchange rates.

“Permitted Investments” means each of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed) (or by any agency or instrumentality of the United States of America or such other country, as applicable) having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America or such other country, as applicable, is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed), and rated, at the time of acquisition thereof, at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed) or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above at the time of acquisition thereof or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America (or with respect to a Foreign Subsidiary, any country (or province thereof, as applicable) in which such Foreign Subsidiary is incorporated or otherwise formed), by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition;

(g) marketable short-term money market and similar securities or funds having, at the time of acquisition thereof, a rating of at least A-2 from S&P (or, if at any time S&P shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) Investments, classified in accordance with GAAP as current assets of the Loan Parties or any Subsidiary, in any money market fund, mutual fund, or other shares of investment companies that are registered under the Investment Company Act of 1940, and which invest primarily in one or more of the types of securities described in clauses (a) through (g) above;

(i) Investments existing on the Petition Date; provided that the amount of any Investment permitted pursuant to this clause is not increased from the amount of such Investment on the Petition Date except as otherwise permitted by Section 7.2;

(j) [reserved];

(k) Investments by (i) any Loan Party in any other Loan Party (other than an Immaterial Subsidiary) and (ii) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) Guarantees constituting Permitted Indebtedness;

(n) Investments in the Foreign Borrowers (as defined in the DIP ABL Facility) in the form of loans to the extent required to fund any prepayment required under Section 2.05(d), (e) or (f) of the DIP ABL Facility;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(p) (i) advances of payroll payments to employees in the ordinary course of business and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $100,000 to any individual at any time or in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided, however, that an individual’s use of a cashless exercise procedure to pay the exercise price and required tax withholding (or either of them) in connection with such individual’s exercise of a compensatory option to purchase stock issued by the Parent shall not give rise to a loan or advance for the purposes of this clause (ii) to the extent that all funds representing full payment of such option exercise price and required tax withholding are actually remitted to the Parent before the close of business on either (x) the date of exercise of the stock option or (y) the date of issuance of the stock pursuant to the option exercise;

(q) Investments by the Loan Parties in Foreign Subsidiaries in the form of loans that are (x) made for the purpose of funding disbursements by Foreign Subsidiaries other than the Canadian Subsidiary, the Australian Subsidiary and the Japanese Subsidiaries, in each case, consistent with the Budget (within Permitted Variances) and (y) in an aggregate amount outstanding at any time not in excess of the amount by which the maximum principal amount of Indebtedness permitted under clause (k) of the definition of “Permitted Indebtedness” exceeds the aggregate outstanding principal amount of Indebtedness actually incurred in reliance thereon;

(r) Interim Order Intercompany Loans;

(s) [reserved];

(t) Guarantees of leases or other obligations of any Loan Party or any Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) in the case of investments by any Foreign Subsidiary or investments made in a country outside of the United States, Permitted Investments shall also include (i) investments of the type described in clauses (a) through (h) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (iii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (h) above;

(v) promissory notes and other non-cash consideration that is received in connection with any Permitted Disposition; and

(w) other Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding (provided, that no Loan Party shall make any Investment pursuant to this clause (w) in any Immaterial Subsidiary);

provided, however, that notwithstanding the foregoing, (i) except as otherwise provided in any Security Document, no Investment of any Loan Party of a type specified in clauses (a) through (h) above (each, a “Cash Equivalent”) shall constitute a Permitted Investment unless such Investment is pledged to the Administrative Agent as additional collateral for the applicable Obligations pursuant to such security and control agreements as may be reasonably required by any Agent and (ii) no Cash Equivalent of any Loan Party shall constitute a Permitted Investment while any Loans are outstanding.

“Permitted Variance” means a Variance from the Budget on a cumulative basis tested on a weekly basis (the “Testing Period”) commencing with the Petition Date, which Variance (i) is not more than 10% with respect to cumulative total operating receipts to the Budget for such Testing Period and (ii)

is not more than 10% more than the cumulative Total Disbursements in the Budget for such Testing Period (without giving effect to the making of Loans or DIP ABL Loans or the repayments or prepayments of Loans or DIP ABL Loans) on a cumulative basis to the Budget; provided, however, that the first such Variance with respect to clauses (i) and (ii) will be tested after the end of the third (3rd) full calendar week after the Petition Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate or any such Plan to which a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” means a plan filed in the Cases pursuant to Chapter 11 of the Bankruptcy Code.

“Plan Sponsor Agreement” means that certain plan sponsor agreement among Borrower, the other Debtors and Big Wave or one or more of its affiliates dated as of September 8, 2015, attached hereto as Exhibit O.

“Platform” has the meaning specified in Section 6.2.

“Pledge Agreement” means the Pledge Agreement dated as of the Effective Date among the Loan Parties party thereto and the Administrative Agent.

“Post-Carve Out Trigger Notice Cap” means $1,000,000.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests or other applicable Liens.

“Prepayment Event” means:

(a) any Disposition of property or assets of a Loan Party other than Permitted Dispositions;

(b) any casualty, expropriation or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party generating Net Proceeds in excess of $1,000,000, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the applicable Agent; or

(c) the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness.

“Prepetition Parties” means, collectively, the Existing ABL Agent, the Existing ABL Lenders, the Existing Senior Secured Note Collateral Agent, and the Existing Senior Secured Noteholders.

“Primed Liens” has the meaning set forth in the recitals hereto.

“Prior Indebtedness” means the Indebtedness and all other obligations outstanding under the Existing ABL Agreement.

“Prior Lenders” means the holders of any Prior Indebtedness and any agent for such holders.

“Priority Permitted Encumbrances” means, (x) subject to the Intercreditor Agreement, with respect to the DIP ABL Priority Collateral, the DIP ABL Lien of the DIP ABL Agent securing the DIP ABL Claims, (y) the Lien of the Existing ABL Agent on the Existing ABL Credit Agreement Collateral Account, and (z) any other valid, perfected, and non-avoidable Permitted Encumbrance in existence on the Petition Date (other than any Existing Senior Secured Note Liens and, except as set forth above, the Existing ABL Liens).

“Public Lender” has the meaning specified in Section 6.2.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party or any Subsidiary, including all easements, rights-of-way, and similar rights relating thereto.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.6(d).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.13(b).

“Request for Credit Extension” means, with respect to any Loan, a Borrowing Notice.

“Required Lenders” means, as of any date of determination, the Lenders holding more than fifty percent (50%) of the Aggregate Commitments then in effect and the aggregate unpaid principal amount of Term Loans then outstanding or, if the Commitment of each Lender to make Loans have been terminated pursuant to Section 8.2, the Lenders holding in the aggregate more than 50% of the the aggregate unpaid principal amount of the Loans then outstanding.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director or secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Loan Party or any Subsidiary shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Loan Party or such Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Administrative Agent and the Lenders; “Secured Party” means any of them individually.

“Secured Party Expenses” means: (a) all reasonable costs and expenses incurred by the Administrative Agent, Big Wave, the other Lenders and their respective Lender Affiliates, in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including, without limitation, (i) (but limited in the case of legal counsel to) the reasonable fees, charges and disbursements of (A) one (1) legal counsel, local counsel and foreign counsel in each relevant jurisdiction for the Administrative Agent, Big Wave and the other Lenders and their respective Lender Affiliates collectively, (B) consultants and tax, accounting and other professionals and advisors for the Administrative Agent, Big Wave and the other Lenders and their respective Lender Affiliates, (C) appraisers and appraisals, (D) audits (including per diems) and commercial finance examinations, and (E) the Administrative Agent, Big Wave and the other Lenders and their respective Lender Affiliates that are incurred during any workout or restructuring negotiations in respect of the Obligations, (ii) all reasonable costs and expenses incurred in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) due diligence, insurance, transportation, computer, duplication, insurance, consultant, search, filing and recording fees and expenses, (C) the monitoring, enforcement or protection of their rights in connection with this Agreement or the other Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout or restructuring negotiations in respect of any Obligations, including, without limitation, any negotiation and documentation of any restructuring support agreement (including the Plan Sponsor Agreement), plan of reorganization (including a Sponsored Plan), any disclosure statement and any other related agreements, and (iii) all reasonable and customary fees and charges (as adjusted from time to time) of the Administrative Agent, Big Wave and the other Lenders and their respective Lender Affiliates with respect to the disbursement of funds (or the receipt of funds) to or for the account of Parent and the other Loan Parties (whether by wire transfer or otherwise), together with any reasonable costs and expenses incurred in connection therewith; (b) with respect to the Administrative Agent, Big Wave and the other Lenders and their respective Affiliates, all reasonable costs expenses incurred in connection with the preparation and negotiation, execution and delivery of this Agreement and the other Loan Documents; and (c) all other reasonable costs and expenses incurred by the Secured Parties and their respective Lender Affiliates, including, without limitation, in connection with the enforcement of the Secured Parties’ rights and remedies under any of the Loan Documents or applicable Law including in the course of any work-out or restructuring of the Loans or other Obligations during the pendency of any Event of Default, in each case subject to the limitation on legal counsel in clause (a)(1)(A) above.

“Securities Laws” means, collectively, the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB; and all applicable securities laws in each province and territory of Canada and the respective regulations, rules regulations, blanket orders and blanket rulings under such laws together with applicable published policy statements and notices of the securities regulator of each such province and territory.

“Security Agreement” means the Security Agreement dated as of the Effective Date among the Loan Parties and the Administrative Agent.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement and each other security agreement or other instrument or document executed and delivered by or on behalf of any Loan Party to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries or the Parent and its Americas/Foreign Subsidiaries, as applicable, as of that date determined in accordance with GAAP.

“Sponsored Plan” means a plan of reorganization supported by Big Wave.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or, as applicable, any Subsidiary; provided that with respect to the provisos to clause (b) of the definition of “Permitted Disposition”, “Store” does not include kiosks, temporary stores, seasonal stores, pop-up stores or “shops within a shop.”

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Substantial Liquidation” means either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Loan Parties.

“Successor Cases” means any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of these Cases, or in any proceedings superseding or related to any of the foregoing.

“Supplemental Term Loan” means any Term Loan designated as a Supplemental Term Loan in the applicable Borrowing Request.

“Supplemental Term Loan Conditions” means:

(a) the Borrowing Request specifies that the Borrower is requesting Supplemental Term Loans;

(b) after giving effect to the requested Credit Extension, the aggregate principal amount of Supplemental Term Loans advanced under this Agreement shall not exceed $25,000,000;

(c) the Borrower shall deliver to the Agent a summary of the rationale for the requested borrowing of Supplemental Term Loans and the proposed use of proceeds thereof;

(d) the borrowing of the requested amount or the use of proceeds thereunder is not contemplated by the Budget; and

(e) the Required Lenders consent to the borrowing of Supplemental Term Loans.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Lender Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means all of the term loans made by the Lenders to the Borrower under this Agreement and the other Loan Documents from time to time, including, without limitation, the Interim Order Date Term Loan. All Term Loans shall be denominated in Dollars.

“Term Note” means a promissory note of the Borrower payable to a Lender substantially in the form of Exhibit B hereto, evidencing Indebtedness of the Borrower under the portion of the Term Loan owing to such Lender.

“Termination Amount” means $2,300,000 as payable pursuant to Section 2.9 hereof.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the acceleration of the Obligations pursuant to Section 8.2 after the occurrence of an Event of Default, (c) conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code, (d) dismissal of any of the Cases, (e) the effective date of any Loan Party’s plan of reorganization confirmed in the Cases that has been confirmed by an order of the Bankruptcy Court, (f) repayment in full of the Obligations and the termination of the Commitments hereunder, (g) the occurrence of the DIP ABL Termination Date and (h) a sale of all or substantially all of the assets of the Domestic Loan Parties under Section 363 of the Bankruptcy Code.

“Testing Period” has the meaning set forth in the definition of “Permitted Variance”.

“Total Disbursements” means the sum of total operating disbursements, total non-operating disbursements and total bankruptcy disbursements as provided in the Budget.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York and all terms used in this Agreement or any other Loan Document and not otherwise defined herein or therein shall have the respective meanings (if any) given such terms in the UCC; provided that, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unbudgeted Investigation Claims” has the meaning given to such term in Section 7.20(b).

“Unencumbered Assets” has the meaning given to such term in Section 7.20(b).

“United States” and “U.S.” mean the United States of America.

“United States Trustee” means the Office of the United States Trustee.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.1(e)(ii)(B)(3).

“Variance” means a difference in the amount contained in the Budget with respect to cumulative operating receipts and cumulative Total Disbursements, in each case compared to the actual cumulative operating receipts and/or actual aggregate cumulative Total Disbursements, as applicable, on a cumulative basis.

“Variance Report” has the meaning set forth in Section 6.2(h).

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Article and Section headings used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

(d) Any other undefined term contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meaning provided for such term in the Uniform Commercial Code as in effect in the State of New York to the extent the same are used or defined therein.

(e) Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as a Capital Lease Obligation or Attributable Indebtedness on a balance sheet of such Person under GAAP as in effect on the Effective Date shall not be treated as a Capital Lease Obligation or Attributable Indebtedness as a result of the adoption of changes in GAAP or changes in the application of GAAP.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent for distribution to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 [Reserved].

1.7 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.1 Amounts and Terms of Commitments.

(a) Interim Order Date Term Loan. Subject to the terms and conditions set forth herein, on or within one Business Day after the Interim Order Date, each Lender severally and not jointly agrees to make a term loan in Dollars to the Borrower (such loans, collectively, the “Interim Order Date Term Loan”) based on such Lender’s Applicable Percentage of the Interim Order Date Term Loan Amount set forth on Schedule 1.2; provided that the Interim Term Loans funded by each Lender on the Interim Order Date shall be made net of its pro rata share of original issue discount in the aggregate amount of $3,450,000 that is applicable to the Aggregate Commitments.

(b) Additional Term Loans During the Interim Order Period. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees, from time to time during the Interim Order Period, to make additional Term Loans in Dollars to the Borrower in an amount which, when taken together with the Interim Order Date Term Loan and all other Term Loans advanced after the Interim Order Date Term Loan, shall not exceed the lesser of (i) such Lender’s Applicable Percentage of the Interim Order Period Cap or (ii) such Lender’s Commitment.

(c) Term Loans On and After the Final Order Date. On and after the Final Order Date, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees, from time to time, to make additional Term Loans (including Supplemental Term Loans) in Dollars to the Borrower in an amount not to exceed such Lender’s Applicable Percentage of the Aggregate Commitment at such time.

2.2 Procedures for Term Loan Borrowings.

(a) Each Borrowing of Term Loans made after the Interim Order Date Term Loan shall be made upon the irrevocable notice of the Borrower to the Administrative Agent which may be given by electronic transmission. Each such notice must be received by the Administrative Agent and the Lenders (to the extent such Lender’s e-mail address is identified on the applicable signature page hereto or otherwise available to the Borrower) not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of any Loans. Each electronic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written borrowing notice (such notice, a “Borrowing Notice”), appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing Notice (whether electronic or written) shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Term Loans to be borrowed. The Borrower may request a Borrowing of Term Loans no more frequently than one time per every ten (10) Business Days.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans. Each applicable Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.1 and/or Section 4.2, as applicable, the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent.

2.3 [Reserved].

2.4 [Reserved].

2.5 Prepayments.

(a) The Borrower may, upon irrevocable notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (other than, as applicable, the Termination Fee); provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to any date of prepayment of Loans; and (ii) any voluntary prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. All such prepayments shall be made in Dollars. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. The Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Loan Parties shall prepay the Loans made to each of them in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event. Nothing in this Section 2.5(b) shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any Prepayment Event that is not permitted by other provisions of this Agreement or the other Loan Documents.

(c) Prepayments made pursuant to, to the extent the Net Proceeds received by a Loan Party from a Prepayment Event relating to a Loan Party, Section 2.5(b), first, shall be applied ratably to the outstanding Term Loans and second, the amount remaining, if any, after the prepayment in full of all Term Loans, to the Administrative Agent under the ABL DIP Facility, if and to the extent required by the terms of the Intercreditor Agreement, and third the amount remaining, if any, may be retained by (or shall be returned to) the Borrower for use in a manner not prohibited by this Agreement and in accordance with the Budget and the Orders.

2.6 [Reserved].

2.7 Repayment of Loans. The Borrower shall repay in Dollars to the Administrative Agent, for the account of the applicable Lenders, on the Termination Date the aggregate principal amount of Loans made to the Borrower and outstanding on such date, together with all interest and fees related thereto.

2.8 Interest.

(a) Subject to the provisions of Section 2.8(b) below, each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Applicable Rate.

(b) (i) If any amount payable under any Loan Document is not paid in cash when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Administrative Agent, upon the request of the Required Lenders, shall notify the Borrower that all outstanding Obligations under the Loan Documents shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Loans shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws for so long as such or any other Event of Default is continuing; provided that the Default Rate shall automatically apply to all such Obligations immediately and without notice upon the occurrence of any Event of Default pursuant to Section 8.1(a) or Section 8.1(f).

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand (or automatically and immediately without any demand upon the occurrence of any Event of Default pursuant to Section 8.1(a) or Section 8.1(f)).

(c) Interest on each Loan shall be due and payable in arrears in cash on each Interest Payment Date applicable thereto and at such other times as may be specified herein at the Applicable Rate (or, as applicable, the Default Rate). All accrued and unpaid interest shall be paid in cash on the Termination Date and shall also be paid in cash on any date a prepayment or payment of principal of Loans is made for any interest applicable to such principal being prepaid or paid.

2.9 Fees.

(a) Termination Fee. The Borrower shall pay to the Administrative Agent on the Termination Date, for distribution to the Lenders, a fee (the “Termination Fee”) equal to $2,300,000; provided that the Termination Fee shall not be payable if (x) the Termination Date occurs due to the conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code or (y) the Termination Date occurs on or after the effective date of a Sponsored Plan.

2.10 Computation of Interest and Fees.

(a) All computations of fees, interest and other amounts shall be made on the basis of a 360 day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Big Wave of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) For the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of a year of three hundred and sixty (360) days or any other period of time that is less than a calendar year, the yearly rate of interest which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either three hundred and sixty (360) or such other period of time, as the case may be.

(c) All calculations of interest payable by the Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (each, the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent, the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The portion of the Term Loans made by each Lender is evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to such Term Lender’s Commitment. Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto. Any failure to so attach or endorse, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Term Note and upon cancellation of such Term Note, the Borrower will issue, in lieu thereof, a replacement Term Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor (subject to adjustment in the case of any assignments of such Lender’s Commitments).

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made, as applicable, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars, in each case, in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office in accordance with the provisions of Section 2.14. All payments received by the Administrative Agent after 2:00 p.m., in the case of payments in Dollars shall in each case solely for the purpose of calculating interest and fees accruing hereunder, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Currency. All Loans shall be funded and payments shall be made in Dollars.

(c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by a Lender, the Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by any Borrowers, the Applicable Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the applicable Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.2 hereof), the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations or participations and accrued interest thereon greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.3), then such Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.3, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans) and repayments of Loans received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders, promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all applicable Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in Same Day Funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent equal to the applicable Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15 [Reserved].

2.16 Certain Bankruptcy Matters.

(a) Except to the extent expressly provided otherwise in an Order, the Loan Parties hereby agree that, subject only to Priority Permitted Encumbrances and the Carve-Out, the Obligations shall (i) constitute DIP Superpriority Claims over all administrative expense claims and claims against the Debtors now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provisions of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person the establishment of which super-priority shall have been approved and authorized by the Bankruptcy Court and (ii) be secured pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code and, to the extent provided in any of the Orders.

(b) In the event of a conflict between, or inconsistency among, the Interim Order or the Final Order, on the one hand, and any other Loan Document, on the other hand, the Interim Order or the Final Order, as the case may be, shall control.

(c) Notwithstanding anything to the contrary contained herein or elsewhere:

(i) the Secured Parties shall not be required to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on the Collateral granted by or pursuant to this Agreement, the Orders or any other Loan Document. If the Administrative Agent (at the Required Lenders’ direction, which shall be in its sole discretion), from time to time elects to prepare, file, register or publish any such financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments, take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Administrative Agent’s Liens on the Collateral, (A) all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that the Interim Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section 2.16(c) or of the perfection of any other Liens in favor of the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, on the Collateral. Notwithstanding anything to the contrary herein, neither the Administrative Agent nor any Secured Party shall require the filing of a Mortgage with respect to any Real Property of the Loan Parties unless an Event of Default resulting from a breach of Section 8.1(a) has occurred and is continuing.

(ii) Except as otherwise agreed to by the Required Lenders, the Liens, Lien priorities, DIP Superpriority Claims and other rights and remedies granted to the Secured Parties pursuant to this Agreement, the Orders or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the DIP Superpriority Claims provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any Borrower or any other Loan Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of any of the Cases, or by any other act or omission whatsoever.

(d) Without limiting the generality of the foregoing, notwithstanding any such financing, extension, incurrence, dismissal, conversion, act or omission:

(i) subject only to Priority Permitted Encumbrances and the Carve-Out and to the extent provided in any of the Orders and subject to the Orders, no costs or expenses of administration which have been or may be incurred in the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of any Lender or the Administrative Agent against the Debtors in respect of any Obligations;

(ii) other than as provided in the Orders or the Loan Documents, the Administrative Agent’s Liens on the Collateral shall constitute valid, enforceable and perfected first priority Liens, and shall be prior to all other Liens (except for Priority Permitted Encumbrances), now existing or hereafter arising, in favor of any other creditor or other Person; and

(iii) the Administrative Agent’s Liens on the Collateral shall continue to be valid, enforceable and perfected without the need for the Administrative Agent or any Lender to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments or to otherwise perfect the Administrative Agent’s Liens under applicable non-bankruptcy law.

In connection with any sale or Disposition of all or any portion of the Collateral, including in each case pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or as part of restructuring plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent, in accordance with applicable law and, with respect to any credit bid, Section 363(k) of the Bankruptcy Code, each Borrower and each other Loan Party hereby gives the Administrative Agent (at the direction of the Required Lenders) the power and right, without assent by such Loan Party, to “credit bid” the full amount of all Obligations in order to purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral.

ARTICLE III

TAXES AND YIELD PROTECTION

3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then, (A) the Administrative Agent or a Loan Party shall withhold or make such deductions as are determined by the Administrative Agent or a Loan Party to be required taking into account the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent or a Loan Party, to the extent required by the Code, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made, and (D) reasonably promptly after paying such sum required by Law, the Loan Party making such payments (if it is required to make deduction or withholding) shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority (or if the payment, deduction or withholding is made by the Administrative Agent, the Administrative Agent shall furnish such evidence to the affected parties and the Borrower).

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law (without duplication of the provisions of subsection (a) above), or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without duplication of the provisions of subsection (a) above, the Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount (and describing the basis) of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or a Loan Party shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Loan Parties to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent and the Loan Parties under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent or a Recipient to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender and Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be required on the Effective Date (or, in the case of an assignee, on the date of assignment) and on or before the date such documentation expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent documentation so delivered or as may reasonably be requested by the Borrower or the Administrative Agent. In addition, any Lender and Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Recipient is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.1(e)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment as a result of a Change in Law such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (it being understood that the Borrower shall be given a reasonable opportunity to reimburse such costs or expense) or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax (or substantively comparable subsequent versions thereof or successors thereto);

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibits G-1, G-2, G-3 or G-4 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (each a “U.S. Tax Compliance Certificate”) and (y) executed originals of either IRS Form W-8BEN-E or IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto); or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or substantively comparable subsequent versions thereof or successors thereto), accompanied by IRS Form W-8ECI (or substantively comparable subsequent versions thereof or successors thereto), IRS Form W-8BEN-E or IRS Form W-8BEN (or substantively comparable subsequent versions thereof or successors thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or substantively comparable subsequent versions thereof or successors thereto), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) the Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter as required by applicable Law) two copies of IRS Form W-9 (or any substantively comparable subsequent versions thereof or successors thereto) certifying that the Administrative Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrower to determine whether or not the Administrative Agent is subject to United States federal backup withholding tax or information reporting requirements; and

(E) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or other Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or other Recipient shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s or other Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender or other Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan

Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient in connection with such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) [Reserved].

(h) Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.2 [Reserved].

3.3 [Reserved].

3.4 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) [reserved]; or

(iv) impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender and delivery of the certificate contemplated by Section 3.4(c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has had, or would have, the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon delivery of the certificate contemplated by Section 3.4(c), the Borrower will pay to such Lender or such Lender’s holding company, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.4 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5 [Reserved].

3.6 Mitigation Obligations. If any Lender requests compensation under Section 3.4, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.7 Survival. All of the obligations of each Loan Party under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.1 Conditions of Initial Credit Extension. The obligation of each Lender to make the Interim Order Date Term Loan hereunder is subject to satisfaction (or waiver by the Required Lenders) of the following conditions precedent:

(a) The Administrative Agent’s and the Lenders’ receipt of the following, each of which shall be originals or telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, and each properly executed by a Responsible Officer of the signing Loan Party (if applicable):

(i) executed counterparts of this Agreement;

(ii) executed counterparts of the Intercreditor Agreement;

(iii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (A) evidencing the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party and (B) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) copies of each Loan Party’s certificate or articles of incorporation and bylaws and a certificate of good standing (where applicable, or such other customary functionally equivalent certificates, to the extent available in the applicable jurisdiction) from such Loan Party’s jurisdiction of organization and from each jurisdiction where such Loan Party’s ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to customary matters concerning the Loan Parties and the Loan Documents;

(vii) a certificate signed by a Responsible Officer of the Borrower, satisfactory in form and substance to the Administrative Agent and the Required Lenders, certifying that the conditions specified in Sections 4.2(a) and 4.2(b) have been satisfied;

(viii) [reserved];

(ix) an executed copy of the Plan Sponsor Agreement in the form attached hereto as Exhibit I;

(x) The Required Lenders shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their Subsidiaries;

(xi) the Security Documents to be executed on the Effective Date;

(xii) all other Loan Documents, each duly executed by the applicable Loan Parties; and

(xiii) all UCC financing statements required by Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create, perfect or protect the Liens intended to be created under the Loan Documents.

(b) Chief Restructuring Officer. A chief restructuring officer (“Chief Restructuring Officer”) acceptable to the Required Lenders shall be appointed with respect to the Borrowers (it being understood and agreed that the Acceptable Chief Restructuring Officer shall be acceptable to the Lenders).

(c) Legal Matters. All legal matters incident to this Agreement and the Borrowings hereunder shall be satisfactory to the Administrative Agent and the Required Lenders.

(d) Boardriders Waiver. The Boardriders Waiver shall be in full force and effect.

(e) Payment of Fees. The Borrowers shall have paid on before the Effective Date, in cash, all reasonable and documented costs, fees, disbursements and expenses of the Administrative Agent (including fees, costs, disbursements and expenses of (A) their outside counsel, Kirkland & Ellis LLP, and their local counsel (including, for the avoidance of doubt, foreign) and (B) any professional advisors retained by Big Wave (or any Affiliate thereof) or their counsel.

(f) Repayment of Prior Lender Obligations; Satisfaction of Outstanding Letters of Credit. The Lenders shall have received confirmation of the outstanding balances in respect of the Prior Indebtedness and evidence satisfactory to the Administrative Agent confirming that all Prior Indebtedness will be repaid in full from the proceeds of the Interim Order Date Term Loan and the DIP ABL Facility and all Liens upon any of the property of the Loan Parties or any of their Subsidiaries in favor of the Prior Lenders shall become DIP ABL Liens.

(g) KYC. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act.

(h) Motions and Documents. All material motions and other material documents to be filed with and submitted to the Bankruptcy Court (including any “first day” motions and proposed orders) related to the commencement of the Cases or transactions contemplated hereby and the other Loan Documents and the approval thereof shall be in form and substance satisfactory to the Required Lenders.

(i) Interim Order. The Interim Order shall provide that the Administrative Agent, for the benefit of the Secured Parties, shall have a valid and perfected Lien on and security interest in the Collateral on the basis and with the priority set forth herein.

(j) Liens. Each Order shall provide that the Administrative Agent, for the benefit of the Secured Parties, shall have a valid and perfected Lien on and security interest in the Collateral on the basis and with the priority set forth herein, subject to the Intercreditor Agreement.

(k) Budget. The Lenders shall have received the Budget (attached as Exhibit C), which shall be in form and substance satisfactory to the Required Lenders.

(l) Petition Date. The Petition Date shall have occurred on or before September 9, 2015.

(m) Interim Order Date. The Interim Order shall have been filed on or before September 11, 2015.

(n) Adequate Protection. The Existing Senior Secured Noteholders shall have received adequate protection in respect of the liens securing the Existing Senior Secured Note Obligations, including among other things (i) replacement claims and liens, (ii) current cash pay of all interest due under the Existing Senior Secured Notes (including, for the avoidance of doubt, any accrued pre- and post-petition interest) at the non-default rate set forth in the Existing Senior Secured Indenture and (iii) a superpriority administrative expense claim against all Debtors junior only to superpriority administrative expense claims under this Agreement.

Without limiting the generality of the provisions of Section 9.5, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender (other than the Administrative Agent) that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements, if any, furnished pursuant to clauses (a) and (b), respectively, of Section 6.1;

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c) The DIP ABL Facility shall be in full force and effect;

(d) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof;

(e) Since the Petition Date, no Material Adverse Effect shall have occurred;

(f) The proposed Credit Extension complies with the Budget (within Permitted Variances);

(g) Prior to the entry of the Final Order, after giving effect to the proposed Credit Extension, the aggregate principal amount of Term Loans advanced under this Agreement shall not exceed the Interim Order Period Cap Amount;

(h) After giving effect to the proposed Credit Extension, the Aggregate Commitments and the Commitment of any Lender shall be $0 or greater;

(i) In the case of any Supplemental Term Loans, the Supplemental Term Loan Conditions have been satisfied;

(j) In the case of any Term Loans that are not Supplemental Term Loans, the aggregate principal amount of such Term Loans advanced under this Agreement shall not exceed $90,000,000; and

(k) The Boardriders Waiver shall be in full force and effect.

Each Request for a Credit Extension submitted any Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into this Agreement and to make Loans hereunder, each Loan Party and each applicable Subsidiary represents and warrants to the Administrative Agent and the Lenders that:

5.1 Existence, Qualification and Power. Each Loan Party (other than Q. S. Optics, Inc.) and each Subsidiary (a) is a corporation, limited liability company, unlimited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry of the Interim Order or Final Order, as applicable, has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) subject to the entry of the Interim Order or Final Order, as applicable, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (in the case of any Subsidiary that is not a Loan Party), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.1 annexed hereto sets forth, in each case as of the Effective Date, each Loan Party’s name as it appears in official filings in its state or province of incorporation or organization, its state or province of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number (if any).

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, subject to the entry of the Interim Order or Final Order, as applicable, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material

Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than any Loan Document) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except in each case where enforcement is stayed upon the commencement of the Cases; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents and other than in accordance with the Intercreditor Agreement); except, in the case of both clauses (b) and (c) hereof, where enforcement is stayed upon the commencement of the Cases or (d) violate any applicable Law in any material respect.

5.3 Governmental Authorization; Other Consents. Subject to the entry of the Interim Order or, following the entry of the Final Order, the Final Order, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, and no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for the Interim Order and the Final Order, as applicable.

5.4 Binding Effect. Subject to the entry of the Interim Order or, following the entry of the Final Order, the Final Order, this Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the Interim Order or, following the entry of the Final Order, the Final Order, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms.

5.5 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP show all Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated April 30, 2015, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all materials respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.5 sets forth all Material Indebtedness of the Parent and its Americas/Foreign Subsidiaries (other than any intercompany Indebtedness) outstanding as of the Effective Date (after giving effect to all the transactions occurring on the Effective Date).

5.6 Litigation. Except for the Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby to occur on the Effective Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. Except where enforcement is stayed upon the commencement of the Cases, no Loan Party or any Subsidiary is in default in any material respect under or with respect to any Material Contract or any Material Indebtedness. No Default has occurred and is continuing or would result on the Effective Date from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.8 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or failure to have such title or other interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except where failure to have such title, interest, license or other right could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.8(b)(1) sets forth the address (including street address and state, province or territory and postal or zip code) of all Real Estate that is owned by the Loan Parties as of the Effective Date, together with a list of the holders of any mortgage thereon as of the Effective Date. Schedule 5.8(b)(2) sets forth the address (including street address and state or province or territory) of all locations leased by the Loan Parties as of the Effective Date.

(c) The property of each Loan Party and each of the Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

5.9 Environmental Compliance.

(a) No Loan Party or any Subsidiary (i) is in violation of any Environmental Law or has not obtained or, to its knowledge, has not complied with any Environmental Permit required under any Environmental Law, (ii) is subject to any Environmental Liability that remains outstanding, or (iii) has received written notice of any claim alleging Environmental Liability by any of them, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently owned by any Loan Party or any Subsidiary, or to the knowledge of any Loan Party, leased by any Loan Party or any Subsidiary, is listed or, to the knowledge of any Loan Party, proposed for listing on the NPL or any analogous foreign, state, provincial, territorial, municipal or local list; (ii) there are no underground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed of except in compliance with applicable Environmental Laws on any property currently owned by any Loan Party or any Subsidiary in violation of applicable Environmental Law and (iii) to the knowledge of the Loan Parties, Hazardous Materials have not been released, discharged or disposed on any property currently owned by any Loan Party or any Subsidiary in violation of applicable Environmental Law.

(c) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary is undertaking, either individually or together with other “potentially responsible parties” (as that term is defined in CERCLA), any investigation, assessment, or remedial or response action to remove Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

5.10 Insurance. The properties of the Loan Parties and their Americas/Foreign Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Each insurance policy is enforceable against the relevant insurer in accordance with its terms and is not void or voidable. Schedule 5.10 sets forth a summary of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all material federal, state, provincial, local and other material tax returns and reports required to be filed, and have paid all material federal, state, provincial, territorial, municipal, local and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP, as to which taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, and except to the extent failure to do so is permitted by the Bankruptcy Code or pursuant to the Orders. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement, other than any tax sharing agreement between or among such Loan Party (or any Subsidiary thereof) and any Affiliate of such Loan Party (or any Subsidiary thereof).

5.12 Plans.

(a) Except as would not be reasonably expected to have a Material Adverse Effect, with respect to the Loan Parties: each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service and, to the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) With respect to the Loan Parties: there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither a Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither a Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) [Reserved].

(e) With respect to any scheme or arrangement mandated by a government other than the United States and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States laws (such schemes, arrangements and employee benefit plans, collectively, “Foreign Plans”), none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of any Loan Party or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Foreign Plan; (d) any Lien on the property of any Loan Party or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Foreign Plan; (e) for each such foreign plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Subsidiaries concerning the assets of any such foreign plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13 Subsidiaries; Equity Interests. As of the Effective Date, the Loan Parties have no direct Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth, in each case as of the Effective Date, the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests owned by a Loan Party in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than (i) Investments described in clause (g) and (h) of the definition of “Permitted Investments” and (ii) those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties (other than the Parent) have been validly issued, and are fully paid and non-assessable and, as of the Effective Date, are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for Permitted Encumbrances.

5.14 Margin Regulations; Investment Company Act.

(a) None of the proceeds of the Credit Extensions shall be used directly or indirectly for any purpose that would entail a violation of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties is, or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No financial statement, certificate or other factual written information (excluding projections, forward-looking information and information of a general economic or general industry nature, but including the Budget) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information (including the Budget), the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.16 Compliance with Laws. Subject to the entry of the Interim Order or the Final Order, as applicable, each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Americas/Foreign Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted, without violation of the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, by any Loan Party infringes upon any rights held by any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. No claim or litigation against any Loan Party alleging any such infringement is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Americas/Foreign Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that, in any case, could reasonably be expected to have a Material Adverse Effect. The hours worked by, and payments made to employees of, the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, territorial, municipal, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Americas/Foreign Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar federal, state, provincial, local or foreign Law dealing with such matters that, in any case, could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party and its Americas/Foreign Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.18, as of the Effective Date, no Loan Party or any Americas/Foreign Subsidiary is a party to or bound by any collective bargaining agreement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party or any Americas/Foreign Subsidiary has made a pending demand for recognition that, in any case, could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Americas/Foreign Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Americas/Foreign Subsidiaries that, in any case, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Americas/Foreign Subsidiaries is bound.

5.19 Security Documents. The Security Documents, taken together with the Interim Order and/or the Final Order, are effective to create in favor of the Administrative Agent (for the benefit of itself and the other applicable Secured Parties) a legal, valid, continuing and enforceable security interest in the Collateral pledged hereunder or thereunder, in each case subject to no Liens other than Priority Permitted Encumbrances and the Carve-Out and subject to the Intercreditor Agreement. Pursuant to the terms of the Interim Order and/or Final Order, no filing or other action will be necessary to perfect or protect such Liens and security interests. Pursuant to and to the extent provided in the Interim Order and/or the Final Order, the Obligations of the Loan Parties under this Agreement will constitute allowed super-priority administrative expense claims in the Cases under Section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person (including, for the avoidance of doubt, subject to entry of the Final Order, the proceeds of Avoidance Actions), subject only to the Carve-Out. Notwithstanding anything to the contrary herein, the Carve-Out shall be senior to all Liens and claims (including administrative and superpriority claims) securing the Obligations, the Loan Parties’ pre-petition obligations, adequate protection Liens, and all other Liens or claims (including administrative claims and DIP Superpriority Claims), including all other forms of adequate protection, Liens, or claims (including administrative claims and DIP Superpriority Claims) securing the Obligations and pre-petition obligations granted or recognized as valid, including the Liens, security interests, and claims (including administrative claims and DIP Superpriority Claims) granted to the Administrative Agent and the other Secured Parties.

5.20 [Reserved].

5.21 [Reserved].

5.22 Brokers. Except as disclosed on Schedule 5.22 no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect or is a result of the commencement of the Cases.

5.24 Material Contracts. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract (exclusive of the Term Loan Documents) and have not received any notice of the intention of any other party thereto to terminate any Material Contract (other than the Parent or any Subsidiary in connection with any repayment of Material Indebtedness) except, in each case, where enforcement is stayed upon the commencement of the Cases.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Americas/Foreign Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 Anti-Social Forces. No Loan Party or any of its directors, officers or employees is an Anti-Social Force. “Anti-Social Force” means a Person or group which threatens or is likely to threaten the order or safety of the civil society, and prevents or is likely to prevent the sound development of the economy or society, which specifically means the following Persons:

(a) any organized crime group (meaning a group a member of which (including a member of a group constituting such group), in an organized or habitual way, is likely to encourage the committing of violent illegal acts or similar acts; the same applies hereinafter;

(b) any organized crime group member (meaning a member of an organized crime group; the same applies hereinafter) or any Person with respect to whom a period of 5 years has not expired after such Person ceases to be an organized crime group member;

(c) any organized crime group associated member (a Person other than an organized crime group member who has a relationship with the organized crime group and is likely to perform violent unlawful acts backed by the influence of the organized crime group, or cooperates in, or is involved in, maintaining or operating the organized crime group by supplying funds, weapons, or other items to the organized crime group or an organized crime group member);

(d) any corporation related to the organized crime group (meaning a corporation the management of which an organized crime group member is substantially involved in, a corporation which is operated by any organized crime group associated member or former organized crime group member and actively cooperates in, or is involved in, maintaining or operating the organized crime group by supplying funds or otherwise taking actions, or a corporation which actively uses the organized crime group and cooperates in maintaining or operating the organized crime group upon the performance of its business);

(e) any corporate racketeer (sokaiya) or other Person (meaning a Person who is likely to perform a violent unlawful act in the pursuit of unjust profits against a corporation or other entity and threatens the safety of civil life, such as a corporate racketeer (sokaiya) or a corporate swindler (kaisha goro);

(f) any corporate swindler acting in the name of a social movement (shakai undo-to hyobo goro) (meaning a Person who is likely to perform violent unlawful acts in the pursuit of unjust profits by pretending to represent or acting in the name of a social movement or political activity and threatens the safety of civil life);

(g) any special intelligence violent group or other group (meaning a group or individual, other than those listed in (a) through (f) above, that plays a key part in structural injustice by using its powers or having a financial connection with a organized crime group backed by a relationship with a organized crime group);

(h) other Persons similar to those listed in (a) through (g) above;

(i) any Person who has a relationship in which a Person who is a Person or group listed in (i) through (h) (the “Organized Crime Group Member Etc.”) is deemed to control its management;

(j) any Person who has a relationship in which an Organized Crime Group Member Etc. is deemed to be substantially involved its management;

(k) any Person who has a relationship in which the Person is deemed to be unlawfully using an Organized Crime Group Member Etc. for purposes of pursuing unjust profits for itself, its own company or a third party or causing damage to a third party, or for other similar purposes;

(l) any Person who has a relationship in which he/she is deemed to be involved in an Organized Crime Group Member Etc. such as by supplying funds or other supplies or affording facilities; or

(m) any Person whose officer or employee involved in management has a relationship with an Organized Crime Group Member Etc. that should be subject to social disapproval.

5.27 Budget. A true and complete copy of the Budget is attached as Exhibit C hereto.

5.28 Commercial benefit. The entry into this document is for each Loan Party’s commercial benefit.

5.29 No Immunity. Each Loan Party has no right of immunity from set-off, legal action, suit or proceeding, attachment or execution or the jurisdiction of any court with respect to the Collateral or its obligations under the Loan Documents.

5.30 Orders. The Loan Parties are in compliance with the terms and conditions of the Orders. Each of the Interim Order (to the extent necessary during the Interim Order Period) or the Final Order (from after the date the Final Order is entered) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Administrative Agent and each Required Lender, no change, amendment or modification or any application or motion for any change, amendment or modification to any of the Orders shall be made, in each case, that is adverse to the interests of the Lenders.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations for which a claim has not then been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, and 6.3), cause each applicable Subsidiary to:

6.1 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender):

(a) within ninety (90) days after the end of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall state that such Consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and (ii) an Americas/Foreign Consolidated balance sheet of the Parent and its Americas/Foreign Subsidiaries as at the end of such Fiscal Year, and the related Americas/Foreign Consolidated statements of income or operations of the Parent and its Americas/Foreign Subsidiaries and Americas/Foreign Consolidated cash flows for such Fiscal Year, setting forth in each case (in the case of clause (ii), to the extent practicable) in comparative form the figures for the previous Fiscal Year;

(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, and (ii) an Americas/Foreign Consolidated balance sheet of the Parent and its Americas/Foreign Subsidiaries as at the end of such Fiscal Quarter, and the related Americas/Foreign Consolidated statements of income or operations and Shareholders’ Equity of the Parent and its Americas/Foreign Subsidiaries and Americas/Foreign Consolidated cash flows for such Fiscal Quarter, setting forth in each case (to the extent practicable) in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.1(f) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Americas/Foreign Consolidated statements to be certified by a Responsible Officer of the Borrower or Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Americas/Foreign Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved];

(d) within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Parent, an Americas/Foreign Consolidated balance sheet of the Parent and its Americas/Foreign Subsidiaries as at the end of such Fiscal Month, and the related Americas/Foreign Consolidated statements of income or operations, Shareholders’ Equity and Americas/Foreign Consolidated cash flows for such Fiscal Month, and (to the extent practicable) for the portion of the Parent’s Fiscal Year then ended, setting forth in each case (to the extent practicable) in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.1(f) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, to the extent applicable, subject to normal year end audit adjustments and in the absence of footnotes, and in any event, in a manner consistent with the Parent’s accounting practices, such Americas/Foreign Consolidated statements to be certified by a Responsible Officer of the Borrower or Parent as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Americas/Foreign Subsidiaries as of the end of such Fiscal Month; and

(e) within thirty (30) days after the Petition Date, a proposed revised Budget inclusive of periods through the Maturity Date, which shall be subject to the sole discretion approval of the Required Lenders, it being further agreed that, if such proposal (or any further revision thereof) does not receive such approval, the Borrower shall use its commercially reasonable efforts to revise and resubmit such proposal in response to comments received thereon from the Administrative Agent or the Required Lenders.

6.2 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender):

(a) [reserved];

(b) a copy of management’s discussion and analysis with respect to such financial statements. In the event of any change in GAAP used in the preparation of such financial statements, the Borrower or Parent shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(c) [reserved];

(d) promptly upon receipt, copies of the final versions of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report which any Loan Party files with the SEC and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or with any national or foreign securities exchange or applicable Governmental Authority, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) [reserved];

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any document, agreement or indenture relating to Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2; provided that such statements or reports need to delivered to the Secured Parties only to the extent that they relate to the failure of any Loan Party to comply with the terms of any document, agreement or indenture relating to such Material Indebtedness or which relate to matters which would cause a Default or have an adverse effect on the Secured Parties;

(h) every Wednesday during the Cases, (i) commencing on the Wednesday following the first full calendar week after the Effective Date, a weekly cash flow forecast for the subsequent 13-week period, and (ii) commencing on the second Wednesday following the first full calendar week after the Effective Date, a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements of the Loan Parties for the preceding one calendar week period and setting forth all the variances (including Variances), on a line-item and aggregate basis, from the amount set forth for such calendar week as compared to (1) the Budget on a weekly and cumulative basis, and (2) the most recent weekly cash flow forecast delivered by the Loan Parties, in each case, on a weekly and cumulative basis (and each such Variance Report shall include reasonably detailed explanations for all material variances (including Permitted Variances) and shall be certified by the chief financial officer of the Borrower;

(i) substantially concurrently with the delivery of the weekly cash flow forecast pursuant to Section 6.2(h), a “flash” cash report detailing all cash and Cash Equivalents on-hand of each of the Borrower and its Subsidiaries (broken out by entity) as of the close of business on such date;

(j) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which could reasonably be expected to have a Material Adverse Effect;

(k) promptly, written notice of any actions, suits, proceedings, claims or disputes (other than the Cases) pending or, to the knowledge of the Loan Parties threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby to occur on the Effective Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(l) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Americas/Foreign Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

The Loan Parties hereby acknowledge that (a) the Administrative Agent may, at its sole discretion, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the

Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) the Borrower shall use commercially reasonable efforts to provide that such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of all applicable securities Laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.3 Notices. Promptly, and in any event within five (5) Business Days (except with respect to clauses (a), (b), (h) or (m) below, one (1) Business Day) after any Responsible Officer of any Loan Party obtains knowledge thereof, notify the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any similar events under any other applicable Law;

(d) any material change in accounting policies or financial reporting practices by any Loan Party;

(e) any change in the Parent’s senior executive officers;

(f) the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) any collective bargaining agreement to which a Loan Party becomes a party;

(h) after the Petition Date, the filing of any Lien for unpaid Taxes against any Loan Party in excess of $1,000,000;

(i) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) any failure by any Loan Party to pay rent at (i) five (5%) or more of such Loan Party’s locations, (ii) any location which is a distribution center or warehouse, or (iii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and, in any such case, such failure would be reasonably likely to result in a Material Adverse Effect;

(k) any Permitted Disposition (other than sales of Inventory in the ordinary course of business), casualty or condemnation, in each case involving assets of a Loan Party with a Cost of more than $1,000,000 in any single transaction or series of related transactions;

(l) promptly (but, in any event, within two days) after (i) entering into or receiving thereof, a copy of (A) any notice of any kind pertaining to or relating to, (B) any document, agreement or instrument entered into or received in connection with, and (C) any amendment, waiver, consent, extension, supplement, restatement or other modification of, any Boardriders Notes or (ii) any holder of any Boardriders Notes (or any agent or representative thereof including the Boardriders Notes Trustee) exercises (or threatens to exercise) any rights or remedies under the Boardriders Notes or the Boardriders Notes Indenture;

(m) any notices delivered to or received from the DIP ABL Agent or the DIP ABL Lenders pursuant to the DIP ABL Facility, and provide the Administrative Agent with copies thereof.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower or the Parent setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with reasonable particularity the provisions of this Agreement and any other Loan Document that have been breached.

6.4 Payment of Obligations. In accordance with the Bankruptcy Code and subject to any required approvals by an applicable order of the Bankruptcy Court, each Loan Party shall timely pay, discharge or otherwise satisfy as the same shall become due and payable (i) all of its material post-petition taxes and other obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases and (ii) all material obligations arising from Contractual Obligations entered into after the Petition Date or from Contractual Obligations entered into prior to the Petition Date and assumed.

6.5 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except (i) in a transaction permitted by Section 7.4 or 7.5 or (ii) in the case of any Subsidiary that is not a Loan Party, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except pursuant to a transaction permitted by Section 7.4 or 7.5.

(c) Preserve or renew all of its Intellectual Property, except (i) to the extent such Intellectual Property is no longer used or useful in the conduct of the business of such Loan Party, (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05 or (iii) except as otherwise agreed in writing by the Required Lenders.

6.6 Maintenance of Properties. Maintain, preserve and protect all of its material properties and Equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted, and make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.7 [Reserved].

6.8 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Required Lenders (which insurance companies are not Affiliates of the Loan Parties), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

(b) Not later than 30 days after the Effective Date (or such later date as may be agreed by the Required Lenders), fire and extended coverage policies maintained with respect to any Collateral shall name the Administrative Agent as a lender’s loss payee and shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Required Lenders, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies jointly to Loan Parties and the Administrative Agent, provided that after the occurrence of an Event of Default, such proceeds shall be payable only to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Secured Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Required Lenders may reasonably require from time to time to protect the interests of the Secured Parties. Commercial general liability policies with respect to the Loan Parties shall be endorsed to name the Administrative Agent as an additional insured. Business interruption policies with respect to the Loan Parties shall name the Administrative Agent as a lender’s loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies jointly to the Loan Parties and the Administrative Agent, provided that after the occurrence of an Event of Default, such proceeds shall be payable only to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent or any other party shall be a co-insurer and (iii) such other provisions as the Required Lenders may reasonably require from time to time to protect the interests of the Secured Parties. Each such policy referred to in this Section 6.8(b) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days prior written notice thereof by the insurer to the Administrative Agent (giving such Person the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, on or prior to the date of the cancellation or expiration of any such policy of insurance, or modification materially reducing the scope or amount of coverage of such policies of insurance, a copy of any applicable renewal or replacement insurance certificate.

(c) None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.8. Each Loan Party shall look solely to its insurance companies or any other parties other than the

Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by the any Secured Party under this Section 6.8 shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(d) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy with responsible companies in such amounts as are customarily and covering such risks carried by business entities engaged in similar businesses similarly situated, and will upon request by the Required Lenders, furnish the Administrative Agent certificates evidencing renewal of each such policy.

6.9 Compliance with Laws. Comply, and cause each Subsidiary to comply, with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Laws, (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect or (c) the failure to comply therewith is otherwise permitted under the Bankruptcy Code or the Orders.

6.10 Books and Records. Maintain proper books of record and account, in which entries full, true and correct in all material respects and in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

6.11 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and insurance policies, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (in the presence of a Responsible Officer of the Parent or the Borrower) Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or the Lenders (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent or the Required Lenders after reasonable prior notice (which notice need not be furnished if an Event of Default is then continuing), permit such Required Lender or the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by any Required Lender to conduct appraisals, commercial finance examinations and other evaluations. Subject to the following sentence, the Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of any of the Administrative Agent and the Required Lenders and such professionals with respect to such evaluations and appraisals.

(c) Notwithstanding anything to the contrary in this Section 6.11, none of the Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is then prohibited by Law or any agreement binding on the Parent or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

6.12 Use of Proceeds. Use the proceeds of the Credit Extensions only (i) to finance transaction fees, costs and expenses related hereto, (ii) to finance ongoing debtor-in-possession working capital purposes consistent with the Budget (within Permitted Variances), (iii) for the purposes of making any adequate protection payments, (iv) to make intercompany loans to, and other Investments in, the Guarantors and, other Subsidiaries, solely to the extent permitted hereunder, and (v) in accordance with the terms of the Orders, for other general corporate purposes of the Loan Parties and their Subsidiaries, in each case to the extent not prohibited under applicable Law and the Loan Documents (including without limitation Bankruptcy Court-approved professional fees and other administrative fees arising in the Cases).

6.13 Additional Loan Parties.

(a) Notify the Administrative Agent promptly after any Person becomes a Domestic Subsidiary that is a direct Wholly Owned Subsidiary of any Loan Party (other than any CFC or Subsidiary of a CFC), and promptly thereafter (and in any event within thirty (30) days or such longer period as the Administrative Agent may agree), (a) cause any such Domestic Subsidiary that is a direct Wholly Owned Subsidiary (other than any CFC or Subsidiary of a CFC) to (i) become a Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and, in the case of a Guarantor, a Facility Guaranty (or a counterpart or supplement thereto), (ii) grant a Lien to the Administrative Agent on such Person’s assets to the extent required by the Security Documents, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iv), (v) and (xii) of Section 4.1(a) and, if requested by the Administrative Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by any Loan Party, such Loan Party shall pledge such Equity Interests and promissory notes evidencing such Indebtedness (if any) (except that, if such Subsidiary is a CFC or a Subsidiary of a CFC, the Equity Interests of such Subsidiary will not be required to be pledged), in the manner and format required by the Pledge Agreement.

(b) [Reserved].

(c) In no event shall compliance with this Section 6.13 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.13 if such transaction was not otherwise expressly permitted by this Agreement.

6.14 Vendor Agreements.

(a) Furnish to the Administrative Agent and the Required Lenders on a weekly basis on Thursday of each week following the Petition Date a list of the Company’s vendors, summarizing all payments made to such vendors pursuant to any first day order and identifying the vendor payee by name and spend.

(b) The Loan Parties shall provide not less than two (2) Business Days prior written notice to the Required Lenders prior to Parent or any Subsidiary making any payment to a vendor (A) that is (i) in excess of $50,000 and (ii) pursuant to a trade agreement that is on terms that are less favorable to Parent or any Subsidiary than the trade terms in place with such vendor for the 12 months preceding the Petition Date or (B) that is (i) in excess of $50,000 and (ii) other than pursuant to a trade agreement. Any such payment that meets the criteria of either clause (A) or clause (B) is permitted only if (1) the Required Lenders have provided prior written consent or (2) the Loan Parties have provided the required notice and the Required Lenders have not objected in writing to such payment within two (2) Business Days.

6.15 Information Regarding the Collateral. Furnish to the Administrative Agent at least fifteen (15) days’ (or such shorter period as the Required Lenders shall agree in their sole discretion) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), only if (A) the Collateral at such new location is in excess of $250,000 and (B) as a result of such change, any further action is required for the Administrative Agent to have a valid, legal and perfected security interest in the Collateral at such changed or new location; (iii) any Loan Party’s organizational type or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue, following such change, to have a valid, legal and perfected security interest in the Collateral for its own benefit and the benefit of the other applicable Secured Parties (to the extent a security interest in such Collateral can be perfected by the filing of a financing statement under the UCC).

6.16 [Reserved].

6.17 Environmental Laws.

(a) Conduct, and cause each Subsidiary to conduct, its operations in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew, and cause each Subsidiary to obtain and renew, all Environmental Permits required for its operations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) implement, and cause each Subsidiary to implement, any and all investigation, remediation, removal and response actions that are required under applicable Environmental Laws to prevent the release of any Hazardous Materials on, at, or from any of its Real Estate; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such investigation, cleanup, removal, remedial or other action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP or (ii) failure to undertake any investigation, clean up, removal, remedial or other action would not reasonably be expected to have a Material Adverse Effect; and (d) promptly notify the Administrative Agent of: (i) any claim, proceeding or investigation in relation to any

Environmental Law which is current, pending or threatened against a Loan Party, where such claim, proceeding or investigation could reasonably be expected to have a Material Adverse Effect; or (ii) any facts or circumstances that may result in any claim being commenced or threatened against a Loan Party where that claim could reasonably be expected to have a Material Adverse Effect.

6.18 Further Assurances.

(a) Execute any and all further documents, financing statements, filings, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, amendments to financing statements or other documents under the UCC or any other similar legislation), that may be required under any applicable Law, or the Administrative Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties and to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement.

(b) If any material personal property assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof (in the case of Intellectual Property, solely with respect to Intellectual Property which is the subject of a registration or application with the PTO, Copyright Office or other applicable Governmental Authority and within the time frames set forth in Schedule 6.2), and the Loan Parties will cause such assets to be subjected to a perfected Lien securing the Secured Obligations (as defined in the Security Agreement) of the Loan Parties (in the case of a Loan Party) and will take such actions as shall be necessary or shall be requested by the Required Lenders or the Administrative Agent to grant and perfect such Liens, in each case to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement, including actions described in paragraph (a) of this Section 6.18, all at the expense of the Loan Parties.

(c) At Administrative Agent’s request, prepare instruments and related security documents (including, under the laws of Japan) that evidence the terms and related security of the Interim Order Intercompany Loans.

6.19 Use of Property; Post-Filing Pleadings. On or after the Petition Date, each Loan Party agrees that it shall not, without the Required Lenders’ prior written consent, file any motions or pleadings with the Bankruptcy Court (a) seeking authority for any Loan Party to (i) use any of the material properties or assets of the Loan Parties outside the ordinary course of business, (ii) satisfy prepetition claims of the Loan Parties or (iii) incur material administrative costs, in each case, to the extent such relief is inconsistent with this Agreement or the Budget (within Permitted Variances)), or (b) seeking relief that is otherwise inconsistent with this Agreement, the Orders, or the Plan Sponsor Agreement or Sponsored Plan.

6.20 [Reserved].

6.21 Additional Information Obligations.

(a) Case Documents and Motions. As soon as practicable in advance of filing with the Bankruptcy Court of all documents, motions and pleadings, including with respect to the Orders, the Borrower shall deliver to Administrative Agent and the Lenders all such documents to be filed and provide the Lenders with a reasonable opportunity to review and comment on all such documents.

(b) Progress Calls. The Borrower shall hold weekly progress conference calls for the Lenders, starting on the Thursday after the first day of the second week following the Effective Date and continuing on each Thursday thereafter, until the Termination Date. During each such conference calls a Responsible Officer of the Borrower shall provide the participating Required Lenders with a reasonably comprehensive update on the Cases, variances with respect to the Budget and any other material information relating to the business, condition (financial or otherwise), operation, performance, properties or prospects of any of the Loan Parties and any other information that may be reasonably requested by the Administrative Agent or any Required Lender.

(c) Other Information. Deliver to the Lenders promptly after the same are available, copies of all applications, judicial information, financial information and other documents filed on behalf of any Debtor or any other Loan Party with the Bankruptcy Court in any of the Cases, or distributed by or on behalf of any Debtor or any other Loan Party to any official committee appointed in any of the Cases.

(d) Access to Advisors. The Loan Parties shall allow the Administrative Agent and the Lenders access to, upon reasonable notice during normal business hours, all financial professionals engaged by the Loan Parties (which engagement, with respect to any financial professionals engaged after the Effective Date, shall be on terms and conditions reasonably satisfactory to the Required Lenders).

6.22 Compliance with Terms of Leaseholds. Except in each case as would not reasonably be expected to have a Material Adverse Effect or except as contemplated by the Budget or to the extent required under the Bankruptcy Code or the Orders, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party is a party, (b) keep such Leases in full force and effect, (c) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, and (d) cause each of its Subsidiaries to do the foregoing. Notify the Administrative Agent of any default by any Loan Party with respect to any Leases to which such Loan Party is a party if such default would reasonably be expected to have a Material Adverse Effect and cooperate with the Administrative Agent in all respects to cure any such default.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations for which a claim has not then been asserted), no Loan Party shall, nor shall it permit any applicable Subsidiary to, directly or indirectly:

7.1 Liens; Retention of Title, Constructive Transfers. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file (or authorize the filing) under the UCC or any similar Law or statute of any jurisdiction a financing statement or similar document that names any Loan Party or any Americas/Foreign Subsidiary as debtor; or sign or authorize any security agreement authorizing any Person thereunder to file such financing statement or similar document other than, as to all of the above, Permitted Encumbrances.

7.2 Investments. Make any Investments, except Permitted Investments. For purposes of Section 7.2, notwithstanding anything contrary set forth herein, (i) in the event the Parent or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other property (the “Invested Amount”) for purposes of permitting the Parent or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in any Subsidiary or any Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 7.2, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person; and (ii) if an Investment is denominated in a foreign currency, no fluctuation in currency shall result in a breach of any covenant in this Section 7.2.

7.3 Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness. The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 7.3 will not constitute an incurrence of Indebtedness.

7.4 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person.

7.5 Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of as permitted by this Section 7.5 to any Person other than any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.

7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except each Loan Party (other than Parent) and each Subsidiary thereof may make Restricted Payments to any Loan Party or any other Subsidiary (and in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to the Parent and any other Loan Party and to each other owner of Equity Interests of such Subsidiary based upon their relative ownership interests of the relevant class of Equity Interests); provided that no Loan Party may make any Restricted Payment to any non-Loan Party.

7.7 Prepayments and Amendments with respect to other Indebtedness. Except as required by this Agreement or the Orders (including with respect to adequate protection payments required in connection with the Existing Senior Secured Indenture), prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Permitted Indebtedness (including without limitation any Subordinated Indebtedness prior to its scheduled maturity or set aside any funds for such purpose (other than any payments to critical vendors to the extent permitted by the Bankruptcy Court pursuant to any first or second day motion or as expressly set forth in the Budget), or (ii) agree to any amendment, restatement, supplement or other modifications to the Existing Senior Secured Note Documents or (iii) make any interest payment in respect of any Indebtedness (including without limitation any Subordinated Indebtedness) other than (a) payments of the Obligations, (b) as expressly permitted by the Orders, (c) payments required under the Boardriders Notes, (d) payments with respect to Domestic Loans (as defined in the DIP

ABL Facility) under the DIP ABL Facility, (e) payments with respect to any Foreign Loan (as defined in the DIP ABL Facility) under the DIP ABL Facility but only to the extent necessary (x) in connection with the issuance of a letter of credit under the DIP ABL Facility if the payment of such Foreign Loan is required to provide availability under a letter of credit sublimit contained in the DIP ABL Facility, (y) in order to comply with the “borrowing base” contained in the DIP ABL Facility or (z) in order to comply with the requirements of any Laws, orders, writs, injunctions or decrees applicable to it or to its properties; provided that any payments of any Foreign Loans must be made in the following order: first, to the Japanese Loans (as defined in the DIP ABL Facility) until all such Japanese Loans have been paid in full, second, to the Australian Loans (as defined in the DIP ABL Facility) until all such Australian Loans have been paid in full, and third, to the Canadian Loans (as defined in the DIP ABL Facility) until all such Canadian Loans have been paid in full, (f) prepayment of the Interim Order Intercompany Loans and (g) prepayment of intercompany Indebtedness owed by and between Domestic Loan Parties.

7.8 Change in Nature of Business. Engage in any line of business substantially different from the lines of business conducted by such Loan Parties and their Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

7.9 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties not prohibited hereunder; (b) transactions not otherwise prohibited hereunder between or among the Parent or any Subsidiary or Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction; (c) Restricted Payments permitted under Section 7.6; (d) the transactions occurring on the Effective Date and the payment of fees and expenses related thereto; (e) [reserved]; (f) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement; (g) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries, solely to the extent consistent with the Budget (within Permitted Variances); (h) [reserved]; (i) any transfers by or among any Affiliates to pay tax liabilities; (j) transactions pursuant to and in connection with the Existing Senior Secured Note Documents; or (k) Investments permitted pursuant to clauses (i), (k), (q) and (w) of the definition of “Permitted Investments”.

7.10 Burdensome Agreements. Enter into any Contractual Obligation (other than (w) this Agreement or any other Loan Document, (x) the DIP ABL Facility, (y) the Existing Senior Secured Note Documents, or (z) the Boardriders Notes and the Boardriders Notes Indenture that limits the ability (i) of any Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party or (ii) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent under the Loan Documents; provided, however, that none of the foregoing shall prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) of the definition of “Permitted Indebtedness” solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (B) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Person, provided that the restrictions in any such contract shall apply only to the assets or Person that is to be Disposed of; (C) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are not prohibited hereunder; (E) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; (F) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; (G) Contractual Obligations which became binding on a Subsidiary at the time such Subsidiary first became a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such

Person becoming a Subsidiary; or (H) Contractual Obligations which exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension in a manner inconsistent with Section 6.12 or in any manner which violates Regulations T, U or X of the FRB.

7.12 Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Secured Parties, or (b) any Material Contract (other than any Loan Document) or Material Indebtedness (including any of the DIP ABL Documents), or (c) the E-Commerce Agreement in a manner that adversely affects the Lien of the Administrative Agent on the Collateral held on consignment by GSI, or that is otherwise materially adverse to the Lenders (provided that the foregoing shall not limit the right of the Loan Parties to terminate the E-Commerce Agreement), without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed).

7.13 Fiscal Year; Accounting Policies. Change the Fiscal Year of any Loan Party or change any accounting policies, in each case, without the prior written consent of the Required Lenders or as required by GAAP.

7.14 Limitation on the Creation of Subsidiaries. Establish, create or acquire after the Effective Date any Domestic Subsidiary.

7.15 Chapter 11 Claims. Until payment in full of the Obligations under this Agreement (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), except for and to the extent permitted under the Carve-Out and the Priority Permitted Encumbrances, the Debtors shall not, directly or indirectly, incur, create, assume, suffer to exist or permit any administrative expense claim or Lien which is pari passu with or senior to the claims or Liens, as the case may be, of the Administrative Agent and the other Secured Parties against the Debtors hereunder or under the Orders, or apply to the Bankruptcy Court for authority to do so.

7.16 Anti-Social Force. Become an Anti-Social Force.

7.17 Revision of Orders; Applications to Bankruptcy Court. Directly or indirectly (a) seek, support, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Order or the Final Order except for any modifications and amendments agreed to in writing by the Administrative Agent (but solely with respect to any modifications and amendments which directly affects the Administrative Agent) and the Required Lenders (in the Required Lenders’ sole discretion), (b) apply to (or support, directly or indirectly, any application by any other party to) the Bankruptcy Court for authority to take any action prohibited by this Article VII (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the Required Lenders and such consent is provided) or (c) seek authorization for or permit the existence of, any claims other than that of the Lenders entitled to a superpriority claim under Section 364(c)(1) of the Bankruptcy Code that is senior or pari passu with the Lenders’ Section 364(c)(1) claim.

7.18 Prepetition Claims. Make or commit to make payments to holders of “claims” (as defined in Section 101(5) of the Bankruptcy Code) against a Debtor in respect of prepetition amounts in excess of the line item amount for such claims included in the Budget (within Permitted Variances), other than those payment of those claims that are approved in writing by the Required Lenders.

7.19 Compliance with Budget.

(a) Except as otherwise provided herein or approved by the Required Lenders, directly or indirectly (i) use any cash or the proceeds of any Loans in a manner or for a purpose other than those consistent with this Agreement, the Orders and the Budget (within Permitted Variances related thereto), (ii) permit a disbursement causing any variance other than Permitted Variances without the prior written consent of the Required Lenders or (iii) make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Petition Date other than payments authorized by the Bankruptcy Court.

(b) Prior to the occurrence of an Event of Default, the Debtors shall be permitted to pay compensation and reimbursement of fees and expenses solely to the extent that such fees and expenses are in accordance with the Budget (within Permitted Variances) and authorized to be paid under Sections 330 and 331 of the Bankruptcy Code pursuant to an order of the Bankruptcy Court, as the same may be due and payable. Upon receipt of the Carve-Out Trigger Notice, the right of the Debtors to pay professional fees outside the Carve-Out shall terminate, and the Debtors shall provide immediate notice to all professionals informing them that such notice was delivered and further advising them that the Debtors’ ability to pay such professionals is subject to and limited by the Carve-Out.

7.20 Use of Collateral. Use or permit the use of Collateral, proceeds of Loans, portion of the Carve-Out or any other amounts directly or indirectly by any of the Loan Parties, the Committee, if any, or any trustee or other estate representative appointed in the Cases (or any successor case) or any other Person (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith):

(a) to seek authorization to obtain Liens or security interests that are senior to, or on a parity with, the Liens granted under the Loan Documents or the DIP Superpriority Claims other than in connection with any replacement debtor-in-possession financing that will pay the Lenders in “full” in cash; or

(b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, against Administrative Agent, the Lenders, the other Secured Parties or the Prepetition Parties, and each of their respective officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing, with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any Avoidance Actions; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Obligations, the DIP Superpriority Claims, the Liens granted under the Loan Documents, the Loan Documents, the DIP ABL Claims, the DIP ABL Documents, the Existing Senior Secured Note Documents, the Existing Senior Secured Note Obligations, the Existing Senior Secured Note Liens, the Existing ABL Credit Agreement, the Existing ABL Obligations or the Existing ABL Liens; (iv) any action seeking to invalidate, modify, reduce, expunge, disallow, set aside, avoid or subordinate, in whole or in part, the Obligations, the DIP ABL Claims or the Existing Senior Secured Note Obligations (including, for the avoidance doubt, any prepayment premium provided in the Existing Senior Secured Note Documents); (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either (A) the

Administrative Agent or the Lenders hereunder or under any of the other Loan Documents, (B) the agent or the lenders under the DIP ABL Documents or (C) the Existing Senior Secured Note Collateral Agent, the Existing Senior Secured Noteholders, the Existing ABL Agent, or the Existing ABL Lenders (in each case, as applicable, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of their respective assertions, enforcements, realizations or remedies on or against the Collateral in accordance with the applicable Loan Documents and the Orders); or (vi) objecting to, contesting, or interfering with, in any way, Administrative Agent’s and the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred. Notwithstanding anything to the contrary herein, the Committee may use up to $50,000 in the aggregate amount of the Carve-Out, any cash-collateral, or proceeds of the Loan to investigate the Prepetition Parties (the “Committee Investigation Budget”). Any and all claims incurred by the Committee in excess of the Committee Investigation Budget (the “Unbudgeted Investigation Claims”) shall not constitute any allowed administrative expense claim (including, without limitation, Section 1129(a)(9)(A) of the Bankruptcy Code), and the Unbudgeted Investigation Claims shall not be satisfied by the Carve-Out, any cash collateral or proceeds of the Loan, and shall be satisfied solely from the unencumbered assets of the Loan Parties (if any) (the “Unencumbered Assets”), thereby reducing recoveries to the holders of unsecured claims (other than any deficiency claim held by the Prepetition Parties); provided, however, that to the extent there are no Unencumbered Assets available to satisfy the Unbudgeted Investigation Claims, then such claims shall be automatically disallowed without further action by any party or Court order and shall not receive a recovery in the Cases and any Successor Cases.

7.21 Bankruptcy Related Negative Covenants.

The Loan Parties will not consent to or permit to exist any of the following:

(a) Any order which authorizes the rejection or assumption of any Leases of any Domestic Loan Party without the Administrative Agent’s prior consent, whose consent shall not be unreasonably withheld;

(b) Any modification, stay, vacation or amendment to the Orders to which the Administrative Agent and the Required Lenders have not consented in writing;

(c) A priority claim or administrative expense or unsecured claim against any Borrower (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 or 1114 of the Bankruptcy Code) equal or superior to the priority claim of the Agents and the Lenders in respect of the Obligations and the Pre-Petition Liabilities, except with respect to Permitted Encumbrances and the Carve-Out, (i) statutory Liens and charges not capable of being subordinated by the entry of the Initial Order, (ii) the Directors’ Charge, and (iii) the Administration Charge;

(d) Any order which authorizes the return of any of the Loan Parties’ property pursuant to Section 546(h) of the Bankruptcy Code;

(e) Any order which authorizes the payment of any Indebtedness (other than the Existing ABL Credit Agreement, Indebtedness reflected in the approved Budget, and other Indebtedness approved by the Administrative Agent) incurred prior to the Petition Date or the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien (other than as expressly set forth in the Orders or the Budget); or

(f) Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein (i) any amount of principal of any Loan, or (ii) any interest on any Loan or any fee due hereunder which failure continues for one (1) Business Day, or (iii) any other amount payable hereunder or under any other Loan Document which failure continues for three (3) Business Days; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3, 6.5(a) (as it relates to a Loan Party), 6.11, 6.12, 6.13, 6.14, 6.19 or 6.21 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent or any Required Lender to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document, shall be incorrect or misleading in any material respect (or in the case of any representation or warranty qualified by materiality, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness incurred after the Petition Date, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that any such failure is unremedied and is not waived by the holders of such Indebtedness; provided further that this clause (i)(B) shall not apply to (x) secured Indebtedness of a Loan Party or a Subsidiary that becomes due upon the sale or transfer by such Loan Party or Subsidiary of the property or assets securing such Indebtedness; or (y) scheduled payments, defeasances or redemptions of Indebtedness on the dates set forth in the instruments and agreements governing such Indebtedness; (ii) any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Boardrider Notes, (B) fails to observe or perform any other agreement or condition relating to Boardrider Notes or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of the Boardrider Notes (or a trustee, agent or representative on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness evidenced by the Boardrider Notes to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness evidenced by the Boardrider Notes to be made, in each case, prior to its stated maturity, (C) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of the DIP ABL Facility, or (D) fails to observe or perform any other agreement or condition relating to the DIP ABL Faclity or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the DIP ABL Lenders or the DIP ABL Agent to (x) cause, with the giving of notice if required, the DIP ABL Claims to be demanded or to become due (automatically or otherwise) prior to stated maturity or (y) terminate the commitments under the DIP ABL Facility; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $1,000,000; provided that such failure is unremedied and is not waived by the applicable counterparty to such Swap Contract; or

(f) Cases, Motions, Etc. Any of the following shall occur in any Case:

(i) the filing by any Debtor of a plan of reorganization other than a Sponsored Plan;

(ii) the filing by any Debtor of any motion or pleading that is inconsistent with the prosecution of a Sponsored Plan;

(iii) any of the Debtors shall file a pleading seeking to vacate or modify any of the Orders in a manner adverse to the Lenders and/or the Administrative Agent;

(iv) entry of an order without the prior consent of the Required Lenders amending, supplementing or otherwise modifying any Order in a manner adverse to the Lenders and/or the Administrative Agent;

(v) reversal, vacation or stay of the effectiveness of any Order;

(vi) any violation of the terms of any Order;

(vii) dismissal of any of the Cases or conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code;

(viii) appointment of a Chapter 11 trustee or an examiner with expanded powers;

(ix) the consummation of any sale of all or substantially all assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code;

(x) granting of relief from the automatic stay in the Cases to permit foreclosure or enforcement on, or any right or remedy with respect to, assets of any Debtor in excess of $1,000,000 in the aggregate;

(xi) the Debtors’ filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order, granting any superpriority claim or Lien (except as contemplated herein) that is senior to or pari passu with the Lenders’ claims under the Loan Documents and the transactions contemplated thereby, except for the Priority Permitted Encumbrances;

(xii) payment of or granting adequate protection with respect to prepetition debt, other than as expressly set forth in the Orders or the Budget;

(xiii) except (A) as otherwise provided in the Interim Order or the Final Order or (B) as expressly permitted by the Plan Sponsor Agreement or a Sponsored Plan, any of the Loan Parties seek or if there is entered, an order under Section 365 of the Bankruptcy Code rejecting a material lease (i) to which any Loan Party is a party, and (ii) that is part of (or whose premises contain any of) the Collateral; and

(xiv) any of the Liens or the DIP Superpriority Claims granted hereunder cease to be valid, perfected and enforceable in any respect (other than with respect to any Liens granted by any Foreign Subsidiary to any Secured Party under the Loan Documents to the extent that such Liens were permitted to be perfected after the Effective Date); or

(g) Budget. Any Variance shall occur, other than a Permitted Variance; or

(h) Chief Restructuring Officer. The failure of an Acceptable Chief Restructuring Officer to be employed by the Parent at any time to assist the Loan Parties with preparation of the Budget (and updates thereto) and the other financial and collateral reporting required to be delivered to the Administrative Agent pursuant to this Agreement; provided that the Parent shall have five (5) Business Days to engage a replacement Acceptable Chief Restructuring Officer following the resignation of any Acceptable Chief Restructuring Officer; or

(i) Subrogation. Any of the Loan Parties shall assert (other than for purposes of disclosure) any right of subrogation or contribution against any other Loan Party prior to the payment in full of the Obligations, the DIP ABL Claims and the Existing Senior Secured Note Obligations; or

(j) Judgments. There is entered against any Loan Party or any Subsidiary thereof with respect to any post-petition liabilities (i) one or more final judgments for the payment of money in an aggregate amount (as to all such final judgments) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case such judgment is not, within 30 days after the entry thereof, satisfied, vacated, discharged or execution thereof stayed or bonded pending appeal, or such final judgment is not satisfied, vacated or discharged prior to the expiration of any such stay; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect; or

(l) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(m) [Reserved], or

(n) Invalidity of Loan Documents. (i) Any provision of any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate, repudiate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Subsidiary not to be, a valid and (to the extent required by the Security Documents and this Agreement) perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document; or

(o) Change of Control. There occurs any Change of Control; or

(p) Cessation of Business. Except as otherwise expressly permitted hereunder or pursuant to any Order, any Loan Party shall take any action to suspend the operation of the business of the Loan Parties, taken as a whole, or liquidate all or a material portion of the assets of the Loan Parties, taken as a whole; or

(q) [Reserved]; or

(r) [Reserved]; or

(s) Indictment. The indictment against any Loan Party or any Subsidiary thereof, under any federal, state, provincial, territorial, municipal, foreign or other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such indictment remains unquashed or undismissed for a period of ninety (90) days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material; or

(t) Guaranty. The termination, revocation or attempted termination or revocation by any Loan Party of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(u) Chapter 11 Cases Milestones. The failure to meet any of the following milestones:

(i) file the Chapter 11 Cases on the Petition Date;

(ii) file a motion on the Petition Date seeking approval of the Bankruptcy Court to the expense reimbursement set forth in the Plan Sponsor Agreement (the “Plan Sponsor Protections”);

(iii) obtain entry of the Interim Order within 2 Business Days of the Petition Date;

(iv) file a Sponsored Plan together with the accompanying disclosure statement pursuant to section 1125 of the Bankruptcy Code (the “Disclosure Statement”), plan solicitation materials and motion seeking approval of the Bankruptcy Court to the Disclosure Statement within 30 days of the Petition Date;

(v) file a motion seeking approval of the Bankruptcy Court to the backstop agreement as set forth in the backstop term sheet described in the Plan Sponsor Agreement (the “Backstop Agreement”) within 30 days of the Petition Date;

(vi) obtain entry of an order approving the Plan Sponsor Protections and Backstop Agreement on or before the date that is 30 days after the Petition Date;

(vii) obtain entry of the Final Order on or before the date that is 30 days after the Petition Date;

(viii) obtain entry of an order approving the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code within 75 days after the Petition Date;

(ix) obtain entry of an order approving the Backstop Agreement within 75 days after the Petition Date;

(x) obtain entry of a final order confirming a Sponsored Plan within 115 days of the Petition Date, in form and substance acceptable to Big Wave, together with all exhibits, appendices, plan supplement documents and any related documents (the “Confirmation Order”);

(xi) within 30 days after the Petition Date, the Loan Parties shall have filed a motion requesting, and within 75 days after the commencement of the Chapter 11 Cases, shall have obtained, an order of the Bankruptcy Court extending the time period of the Loan Parties to assume or reject leases to not less than 210 days from the Petition Date; and

(xii) the effective date of a Sponsored Plan shall occur within 120 days following the date of the Confirmation Order pursuant to clause (x) hereof.

(v) Boardriders Defaults. The exercise of any rights or remedies by any holder of the Boardriders Notes (or any trustee, agent or representative on behalf of such holder or holders including the Boardriders Notes Trustee) with respect to any event of default thereunder, or the Boardriders Waiver ceases to be in full force and effect, other than pursuant to its terms;

(w) Restrainment. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Loan Parties and their Subsidiaries, taken as a whole;

(x) Challenge. Any Loan Party engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of any of the Existing Senior Secured Note Documents or the Liens securing the Existing Senior Secured Note Obligations, including without limitation seeking to equitably subordinate or avoid the Liens securing the Existing Senior Secured Note Obligations; or (B) any Loan Party engages in or supports any investigation or asserts any claims or causes of action (or directly or indirectly support assertion of the same) against the Administrative Agent, the Lenders, the Existing Senior Secured Note Collateral Agent or the Existing Senior Secured Noteholders; provided, however, that it shall not constitute an Event of Default if the Loan Parties provide information with respect to the Existing Senior Secured Note Documents to a party in interest, or are compelled to provide information by an order of the Bankruptcy Court so long as the Loan Parties provide prior written notice to the Administrative Agent and the Lenders of any intention or requirement to do so;

(y) 506(a). From and after entry of the Final Order, any Person shall obtain a Section 506(a) judgment or similar determination with respect to the Existing Senior Secured Note Obligations that is unacceptable to the Existing Senior Secured Note Collateral Agent and the Required Existing Senior Secured Noteholders; or

(z) 506(c) and 552(b). From and after entry of the Final Order, entry of an order by the Bankruptcy Court authorizing or directing payment of any claim or claims under Section 506(c) or 552(b) of the Bankruptcy Code against or with respect to any of the Collateral.

8.2 Remedies Upon Event of Default. Notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the Orders, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions, at the same time or different times, in each case without further order of or application to the Bankruptcy Court (provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral under clause (d) below, the Administrative Agent shall provide the Borrower with five Business Days’ written notice (with a copy to counsel for any Committee and to the United States Trustee for the District of Delaware) prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing):

(a) declare the Commitments of each Lender to make any Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) [reserved]; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, actions against the Collateral, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties.

Neither the Loan Parties, the Committee, nor any other party-in-interest shall have the right to contest the enforcement of remedies set forth in the Orders and the Loan Documents on any basis other than an assertion that an Event of Default has not occurred or has been cured within the cure periods expressly set forth in the applicable Loan Documents. The Loan Parties shall cooperate fully with the Administrative Agent and the Lenders in their exercise of rights and remedies, whether against the Collateral or otherwise. The Loan Parties hereby waive any right to seek relief under the Bankruptcy Code, including under Section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the Administrative Agent and the Lenders set forth in the Orders and in the Loan Documents.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by any Loan Party, then the Administrative Agent or any Lender may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, the Borrower agree that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent and any Lender acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with the terms hereof.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.3 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received from any Loan Party, from the liquidation of any Collateral of any Loan Party, or on account of the Obligations shall be applied by the Administrative Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, Secured Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Lenders and amounts payable under Article III) payable to the Administrative Agent and the Lenders, each in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, Secured Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made as provided in Section 10.4), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

8.4 Waivers By Loan Parties

Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, and hereby ratifies and confirms whatever the Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

ARTICLE IX

AGENT AND LENDERS

9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints OCM FIE, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are for the benefit of the the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.7).

(b) [Reserved].

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(d) [Reserved].

(e) Each of the Lenders (in its capacities as a Lender) hereby authorizes the Administrative Agent, to the extent permitted by applicable Law, to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.

9.2 [Reserved].

9.3 Rights as a Lender. The Persons serving as the Administrative Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Lender Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.4 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Lender Affiliates in any capacity.

The Administrative Agent shall not be liable to any Secured Party for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Loan Parties or a Lender. In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall give prompt notice thereof to each of the Lenders. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Secured Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.5 Reliance by Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.6 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.7 Resignation of Agent. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required

Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which, in the case of the Administrative Agent shall be a bank with an office in the United States, or a Lender Affiliate of any such bank with an office in the United States and shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Borrower (whose consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent, as applicable, meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Person on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) in the event of resignation of the Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.7. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.7). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.

9.8 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.13, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.

9.9 [Reserved].

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders the Administrative Agent and such Secured Parties under Sections 2.9 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, Controller, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, compromise or composition or proposal affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters. The Secured Parties irrevocably authorize the Administrative Agent, and the Administrative Agent hereby agrees:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and Payment in Full (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.1;

(b) [reserved];

(c) [reserved]; and

(d) to release any Loan Party from its obligations under any Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12 Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans and Commitments for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.6.

9.13 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) [reserved];

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements, notices or other written communications required to be delivered by any Loan Party hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”) and the Administrative Agent hereby agrees to honor each such request;

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the financial statements or Reports, and shall not be liable for any information contained in any financial statement or Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) [reserved]; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.14 Agency for Perfection. Each Secured Party hereby appoints each other Secured Party as agent for the purpose of perfecting Liens for the benefit of the applicable Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession or control. Should any Secured Party (other than the Administrative Agent) obtain possession or control of any such Collateral, such Secured Party shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.15 Indemnification of Agent. The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, any sub-agent of the foregoing and their respective Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent, any sub-agent of the foregoing and their respective Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s, such sub-agent’s, or their respective Related Parties’ gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

9.16 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.17 [Reserved].

9.18 Actions In Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent and the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders.

ARTICLE X

MISCELLANEOUS

10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent, with the Consent of the Required Lenders), and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) without the written Consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest or fees due to the applicable Lenders (or any of them) hereunder without the written Consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees payable hereunder, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change Section 2.13 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(e) [reserved];

(f) change any provision of this Section or change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(g) except as expressly permitted hereunder or under any other Loan Document, (i) release a material portion of the aggregate value of the Guarantees made by the Guarantors pursuant to the Facility Guaranty, or (ii) release or limit the liability of, the Borrower, in each case, without the written Consent of each Lender;

(h) except for Permitted Dispositions and for releases authorized under Section 9.11, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(i) [reserved];

(j) [reserved];

(k) [reserved];

(l) except as expressly permitted herein or in any other Loan Document, subordinate any of the Obligations hereunder or under the other Loan Documents, to any other Indebtedness without the written Consent of each Lender affected thereby; and

(m) increase the Aggregate Commitments without the written Consent of each Lender;

provided, further, that no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended, supplemented and waived with the consent of the Administrative Agent and the Required Lenders at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with any local requirement of Law or advice of local counsel, (ii) to cure ambiguities, mistakes or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

10.2 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its

Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent Parties’ transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by the Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including electronic Borrowing Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies. No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Secured Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any of their sub-agents), each other Secured Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes which shall be governed by Section 3.1), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any of their sub-agents) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) [reserved], or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.1(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.15 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Administrative Agent (and any of their sub-agents) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any of their sub-agents) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (and any of their sub-agents) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties and Indemnitees shall not assert, and hereby waive, any claim against any Indemnitee or any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and Payment in Full and the termination of this Agreement.

10.5 Reinstatement; Payments Set Aside. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization or otherwise under any Debtor Relief Law, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager, Controller, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. To the extent that any payment by or on behalf of the Loan Parties is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a receiver, interim receiver, receiver and manager, Controller, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

10.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.6(b), (ii) by way of participation in accordance with the provisions of Section 10.6(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (i) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or a Lender Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed or conditioned); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed or conditioned) shall be required unless (1) a an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, a Lender Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed or conditioned) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, a Lender Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(e).

(c) [Reserved].

(d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.6(d) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any regulations promulgated thereunder (and any other relevant or successor provisions of the Code or such regulations).

(e) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or any Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (d) of the first proviso to Section 10.1 that affects such Participant. Subject to subsection (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.1 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b), provided that such Participant’s participation is recorded in the Register as set forth in Section 10.6(d) as though it were a Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.1 as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7 [Reserved].

10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Lender Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Lender Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations existing under this Agreement or any other Loan Document then due and owing to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Lender Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Lender Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous letters of intent, commitment letters, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been asserted) shall remain unpaid or unsatisfied. Further, the provisions of Article III, Article IX and Section 10.4 all survive and remain in full force and effect after the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof and Payment in Full (including, without limitation, those arising under Article III, Article IX and Section 10.4) hereunder. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked and (y) any Obligations that may thereafter arise under Section 10.4 thereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 [Reserved].

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 10.14, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ACTION OR DISPUTE INVOLVING, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY

COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH LOAN PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Secured Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Lender Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Lender Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request in writing by the Administrative Agent or any other Lender (through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 [Reserved].

10.20 Time of the Essence. Time is of the essence of the Loan Documents.

10.21 Foreign Subsidiaries. Notwithstanding any provision of any Loan Document to the contrary, (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no Foreign Subsidiary shall guarantee or support any Obligation of the Loan Parties, and (ii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary, which security or similar interest guarantees or supports any Obligation of the Loan

Parties. The parties agree that any pledge, guaranty or similar interest made or granted in contravention of this Section 10.21 shall be void ab initio. For purposes of this Section 10.21, a Foreign Subsidiaries shall include a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries.

10.22 Press Releases.

(a) Each Secured Party executing this Agreement agrees that neither it nor its Lender Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or any Agent or such Person’s Lender Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender or the Administrative Agent and without the prior written consent of such Lender or such Agent unless (and only to the extent that) such Secured Party or Lender Affiliate is required to do so under applicable Law and then, in any event, such Secured Party or Lender Affiliate will consult with such Lender or such Agent before issuing such press release or other public disclosure.

(b) Each Secured Party agrees that neither it nor its Lender Affiliates will in the future issue any press releases or other public disclosure using the name of the Parent or its Subsidiaries without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Secured Party or Lender Affiliate is required to do so under applicable Law and then, in any event, such Secured Party or Lender Affiliate will consult with the Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof and reasonably cooperate with the Borrower in connection with any modifications requested by the Borrower. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.23 Additional Waivers.

(a) Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.1, the Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any release of any other Loan Party from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Secured Party.

(b) Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.1, the Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible Payment in Full), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible Payment in Full).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible Payment in Full. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly Paid in Full. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) The Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible Payment in Full. Any Indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible Payment in Full but may be paid in the ordinary course of business or as permitted pursuant to Section 7.7 hereof. If any amount shall be paid to any Loan Party erroneously or in violation of the provisions of this Agreement on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the applicable Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.24 [Reserved].

10.25 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.26 Attachments. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits (other than the Intercreditor Agreement) and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.27 Conflict of Terms; Intercreditor Agreement. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreement), the provision contained in this Agreement shall govern and control. If any provision contained in this Agreement conflicts with any provision of the Intercreditor Agreement, the provision contained in the Intercreditor Agreement shall govern and control.

10.28 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

QUIKSILVER, INC., as the Parent

By:
Name: Title:

QS WHOLESALE, INC., as the Borrower

By:
Name: Title:

DC SHOES, INC., as a Guarantor

By:
Name: Title:

QS RETAIL, INC., as a Guarantor

By:
Name: Title:

QS OPTICS, INC., as a Guarantor

By:
Name: Title:

QUIKSILVER WETSUITS, INC., as a Guarantor

By:
Name: Title:

Signature Page to DIP Credit Agreement

MT. WAIMEA, INC., as a Guarantor

By:
Name: Title:

QUIKSILVER ENTERTAINMENT, INC., as a Guarantor

By:
Name: Title:

DC DIRECT, INC., as a Guarantor

By:
Name: Title:

FIDRA, INC., as a Guarantor

By:
Name: Title:

HAWK DESIGNS, INC., as a Guarantor

Name: Title:

Signature Page to DIP Credit Agreement

OCM FIE, LLC, as Administrative Agent
By:
Name: Title:

Signature Page to DIP Credit Agreement

OCM BIG WAVE LLC, as a Lender
By:
Name: Title:

Signature Page to DIP Credit Agreement

Schedule 1.2

Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage
OCM Big Wave LLC	$115,000,000	100%